UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.)

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Tumi Holdings, Inc.
(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
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1001 Durham Avenue
South Plainfield, New Jersey 07080

April 3, 2014
Dear Stockholder:
We cordially invite you to attend Tumi Holdings, Inc.’s Annual Meeting of Stockholders. The meeting will be held on May 16, 2014, at 9:00 a.m., Eastern Time, at the offices of Skadden, Arps, Slate, Meagher & Flom LLP, Four Times Square, New York, NY 10036.
Details regarding admission to the Annual Meeting and the business to be conducted at the Annual Meeting are described in the accompanying Notice of Annual Meeting of Stockholders and Proxy Statement.
Your vote is important. At the meeting, stockholders will vote on a number of important matters. Please take the time to carefully read each of the proposals described in the attached Proxy Statement.
Thank you for your support of Tumi Holdings, Inc.
Sincerely,
Jerome S. Griffith
Chief Executive Officer, President and Director

1001 Durham Avenue
South Plainfield, New Jersey 07080
NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

Time and Date	9:00 a.m., Eastern Time, on May 16, 2014

Place	Offices of Skadden, Arps, Slate, Meagher & Flom LLP Four Times Square New York, NY 10036

Items of Business
Proposal No. 1:  To elect two Class II directors identified on the attached Proxy Statement to the Board of Directors to serve for a three-year term.

Proposal No. 2:  To approve, on an advisory basis, the compensation of our named executive officers.

Proposal No. 3:  To approve, on an advisory basis, the frequency of future executive compensation advisory votes.

Proposal No. 4:  To ratify the appointment of Grant Thornton LLP as our independent registered public accounting firm for 2014.

To transact any other business as may properly come before the Annual Meeting and any adjournments or postponements thereof.

Record Date	You are entitled to vote at the Annual Meeting and at any adjournments or postponements thereof if you were a stockholder of record at the close of business on March 21, 2014.

Voting
Your vote is very important. Whether or not you plan to attend the Annual Meeting, we encourage you to read this Proxy Statement and submit your proxy or voting instructions as soon as possible. As an alternative to voting in person at the 2014 Meeting, you may submit your proxy via the Internet or, if you receive a paper proxy card in the mail, by mailing a completed proxy card or following the telephone instructions on the proxy card. For detailed information regarding voting instructions, please see the sections on voting shares on page 8 of the Proxy Statement.

Internet Availability of Proxy Materials
Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting to be held on May 16, 2014. Tumi Holdings, Inc.’s Proxy Statement and 2013 Annual Report to Stockholders are available at:
http://www.materials.proxyvote.com/tumi.

By Order of the Board of Directors,
April 3, 2014
South Plainfield, New Jersey	Peter L. Gray
Executive Vice President, General Counsel and Secretary

1001 Durham Avenue
South Plainfield, New Jersey 07080
PROXY STATEMENT
The Board of Directors (the “Board of Directors”) of Tumi Holdings, Inc. (the “Company,” “we,” “us” or “our”) is soliciting your proxy to vote at the 2014 Annual Meeting of Stockholders to be held on Friday, May 16, 2014, at 9:00 a.m., Eastern Time, and any adjournment or postponement of that meeting (the “Annual Meeting”). The Annual Meeting will be held at the offices of Skadden, Arps, Slate, Meagher & Flom LLP, Four Times Square, New York, NY 10036. On or about April 4, 2014, we are mailing notice of, and providing access to, these proxy materials together with an annual report, consisting of our Annual Report on Form 10-K for the fiscal year ended December 31, 2013 (the “Annual Report”) and other information required by the rules of the Securities and Exchange Commission to stockholders of record as of March 21, 2014 (the “Record Date”). The Company’s principal executive offices are located at 1001 Durham Avenue, South Plainfield, New Jersey 07080 and its telephone number is 908-756-4400.

QUESTIONS AND ANSWERS ABOUT THE PROXY MATERIALS AND THE ANNUAL MEETING

Q:    Why am I receiving these materials?

A:
We have made these materials available to you on the Internet or, upon your request, have delivered printed versions of these materials to you by mail, in connection with the solicitation, by the Board of Directors of Tumi Holdings, Inc., of proxies to be voted at the Company’s Annual Meeting and at any adjournments or postponements thereof. You are receiving these materials because you were a Tumi Holdings, Inc. stockholder as of the close of business on the Record Date. These materials provide notice of the Annual Meeting, describe the proposals presented for stockholder action and include information required to be disclosed to stockholders.

Q:    What is included in these materials?

A:	These materials include:

•	This Proxy Statement for the Annual Meeting; and

•	The Company’s Annual Report on Form 10-K.

If you requested printed versions by mail, these materials also include the proxy card or voting instruction form for the Annual Meeting.

Q:	Why did I receive a one-page notice in the mail regarding the Internet availability of proxy materials instead of a full set of proxy materials?

A:
Pursuant to rules adopted by the SEC, the Company is using the Internet as the primary means of furnishing proxy materials to stockholders. Accordingly, the Company is sending a Notice of Internet Availability of Proxy Materials (the “Notice”) to the Company’s stockholders. All stockholders will have the ability to access the proxy materials on the website referred to in the Notice or request a printed set of the proxy materials. Instructions on how to access the proxy materials over the Internet or to request a printed copy may be found in the Notice. In addition, stockholders may request to receive proxy materials in printed form by mail or electronically by email on an ongoing basis. The Company encourages stockholders to take advantage of the availability of the proxy materials on the Internet to help reduce the environmental impact of its annual meetings and the cost to the Company associated with the physical printing and mailing of materials.

Q:    How do I obtain electronic access to the proxy materials?

A:
The Notice will provide you with instructions regarding how to use the Internet to view the Company’s proxy materials for the Annual Meeting. This Proxy Statement and the Company’s Annual Report to Stockholders are available on the website http://www.materials.proxyvote.com/tumi. If you hold your shares in street name, you may be able to elect to receive future annual reports or proxy statements electronically. For information regarding electronic delivery you should contact your broker, bank or other nominee. Stockholders requesting electronic delivery may incur costs, such as telephone and Internet access charges, that must be borne by the stockholder.

Q:    What proposals will be voted on at the Annual Meeting?

A:	There are four proposals scheduled to be voted on at the Annual Meeting:

•	To elect two Class II directors to the Board of Directors to serve for a three-year term;

•	To approve, on an advisory basis, the compensation of our named executive officers;

•	To approve, on an advisory basis, the frequency of future executive compensation advisory votes; and

•	To ratify the appointment of Grant Thornton LLP as our independent registered public accounting firm for 2014.

Q:    What is the Board of Directors’ voting recommendation?

A:	The Company’s Board of Directors recommends that you vote your shares:

•	“FOR” the election of Joseph R. Gromek and Michael J. Mardy as Class II directors to serve on our Board of Directors for a three-year term and until their successors are duly elected and qualified;

•
“FOR” the approval, on an advisory basis, of the compensation of the Company’s named executive officers, as such information is disclosed in the Compensation Discussion and Analysis, the compensation tables and the accompanying narrative disclosure beginning on page 25 (commonly referred to as “say-on-pay”);

•	“FOR” holding a say-on-pay vote EVERY YEAR; and

•	“FOR” the ratification of the appointment of Grant Thornton LLP as our independent registered public accounting firm for 2014.

Q:    Who is entitled to vote?

A:
All shares owned by you as of the Record Date, which is the close of business on March 21, 2014, may be voted by you. You may cast one vote per share of common stock that you held on the Record Date. These shares include shares that are:

•	held directly in your name as the stockholder of record; and

•	held for you as the beneficial owner through a broker, bank or other nominee.
On the Record Date, Tumi Holdings, Inc. had 67,866,667 shares of common stock issued and outstanding.
Q:    What is the difference between holding shares as a stockholder of record and as a beneficial owner?

A:
Many of our stockholders hold their shares through a broker, bank or other nominee rather than directly in their own name. As summarized below, there are some differences between shares held of record and those owned beneficially.

Stockholder of Record. If your shares are registered directly in your name with the Company’s transfer agent, Wells Fargo Bank, N.A., you are considered, with respect to those shares, the stockholder of record, and the Notice was sent directly to you by the Company. As the stockholder of record, you have the right to grant your voting proxy directly to certain officers of Tumi Holdings, Inc. or to vote in person at the Annual Meeting.

Beneficial Owner. If your shares are held in an account at a broker, bank or other nominee, like many of our stockholders, you are considered the beneficial owner of shares held in street name, and the Notice was forwarded to you by that organization. As the beneficial owner, you have the right to direct your broker, bank or other nominee how to vote your shares, and you are also invited to attend the Annual Meeting.
Q:    What must I do if I want to attend the Annual Meeting in person?

A:
Attendance at the Annual Meeting is limited to individuals who were stockholders as of the Record Date and admission will be on a first-come, first-served basis. Registration and seating will begin at 8:30 a.m., Eastern Time. Each stockholder will be asked to present proof of identification, such as a driver’s license or passport, prior to admission to the Annual Meeting. Beneficial owners of shares held in street name will need to bring proof of share ownership as of the record date, such as a bank or brokerage firm account statement or a letter from the intermediary holding your shares. Cameras, recording devices and other electronic devices will not be permitted at the Annual Meeting.

Q:    If I am a stockholder of record of the Company’s shares, how do I vote?

A:	If you are a stockholder of record, there are four ways to vote:

•
In person. You may vote in person at the Annual Meeting by requesting a ballot when you arrive. You must bring valid picture identification such as a driver’s license or passport and may be requested to provide proof of stock ownership as of the Record Date.

•	Via the Internet. You may vote by proxy via the Internet by following the instructions provided in the Notice.

•	By Telephone. If you request printed copies of the proxy materials by mail, you may vote by proxy by calling the toll free number found on the proxy card.

•	By Mail. If you request printed copies of the proxy materials by mail, you will receive a proxy card and you may vote by proxy by filling out the proxy card and returning it in the envelope provided.

Q:    If I am a beneficial owner of shares held in street name, how do I vote?

A:	If you are a beneficial owner of shares held in street name, there are four ways to vote:

•
In person. If you are a beneficial owner of shares held in street name and wish to vote in person at the Annual Meeting, you must obtain a “legal proxy” from the organization that holds your shares. A legal proxy is a written document that will authorize you to vote your shares held in street name at the Annual Meeting. Please contact the organization that holds your shares for instructions regarding obtaining a legal proxy.

You must bring a copy of the legal proxy to the Annual Meeting and ask for a ballot when you arrive. You must also bring valid picture identification such as a driver’s license or passport. In order for your vote to be counted, you must submit both the copy of the legal proxy and your completed ballot.

•
Via the Internet. You may vote by proxy via the Internet by visiting www.proxyvote.com and entering the control number found in your Notice. The availability of Internet voting may depend on the voting process of the organization that holds your shares.

•
By Telephone. If you request printed copies of the proxy materials by mail, you may vote by proxy by calling the toll free number found on the voting instruction form. The availability of telephone voting may depend on the voting process of the organization that holds your shares.

•
By Mail. If you request printed copies of the proxy materials by mail, you will receive a voting instruction form and you may vote by proxy by filling out the voting instruction form and returning it in the envelope provided.

If you vote on the Internet or by telephone, you do not need to return your proxy card or voting instruction card. Internet and telephone voting for stockholders will be available 24 hours a day, and will close at 11:59 p.m., Eastern Time, on May 15, 2014. Even if you plan to attend the Annual Meeting, the Company recommends that you vote your shares in advance as described above so that your vote will be counted if you later decide not to attend the Annual Meeting.
Q:    What is the quorum requirement for the Annual Meeting?

A:
A quorum is necessary to hold a valid Annual Meeting. A quorum exists if the holders of a majority of the Company’s capital stock issued and outstanding and entitled to vote thereat are present in person or represented by proxy. Abstentions and broker non-votes are counted as present for determining whether a quorum exists. A broker non-vote occurs when an intermediary holding shares for a beneficial owner does not vote on a particular proposal because the intermediary does not have discretionary voting power for that particular proposal and has not received instructions from the beneficial owner.

Q:    What happens if I do not give specific voting instructions?

A:
Stockholder of Record. If you are a stockholder of record and you submit a signed proxy card or submit your proxy by telephone or the Internet, but do not specify how you want to vote your shares on a particular proposal, then the proxy holders will vote your shares in accordance with the recommendations of the Board of Directors on all matters presented in this Proxy Statement. With respect to any other matters properly presented for a vote at the Annual Meeting, the proxy holders will vote your shares in accordance with their best judgment.

Beneficial Owners. If you are a beneficial owner of shares held in street name and do not provide the broker, bank or other nominee that holds your shares with specific voting instructions, under the rules of the New York Stock Exchange (the “NYSE”), the broker, bank or other nominee that holds your shares may generally vote on routine matters but cannot vote on non-routine matters such as the election of directors. If the broker, bank or other nominee that holds your shares does not receive instructions from you on how to vote your shares on a non-routine matter, the broker, bank or other nominee that holds your shares will inform the inspector of election that it does not have the authority to vote on this matter with respect to your shares. This is generally referred to as a “broker non-vote.” Therefore, we urge you to give voting instructions to your broker. Shares represented by such broker non-votes will be counted in determining whether there is a quorum. Because broker non-votes are not considered entitled to vote, they will have no effect on the outcome other than reducing the number of shares present in person or by proxy and entitled to vote from which a majority is calculated.
Q:    Which proposals are considered “routine” or “non-routine”?

A:
The ratification of the appointment of Grant Thornton LLP as our independent registered public accounting firm for 2014 (Proposal No. 4) is a matter considered routine under applicable rules. A broker or other nominee may generally vote on routine matters, and therefore no broker non-votes are expected to exist in connection with Proposal No. 4.

The election of directors (Proposal No. 1), the approval on an advisory basis of executive compensation (Proposal No. 2) and the approval of the frequency of a vote as to the approval on an advisory basis of executive compensation (Proposal No. 3) are matters considered non-routine under applicable rules. A broker, bank or other nominee cannot vote without instructions on non-routine matters, and therefore there may be broker non-votes on Proposal No. 1, Proposal No. 2 and Proposal No. 3.
Q:    What is the voting requirement to approve each of the proposals?

A:
Two directors have been nominated for election at the Annual Meeting. Each director will be elected by a plurality of the votes cast in the election of directors at the Annual Meeting, either in person or represented by properly authorized proxy. This means that the two nominees who receive the largest number of “FOR” votes cast will be elected as directors. Stockholders cannot cumulate votes in the election of directors. Abstentions and broker non-votes will have no effect on this proposal.

The approval on an advisory basis of executive compensation and ratification of the appointment of our independent registered public accounting firm each require the affirmative vote of a majority of the votes represented at the meeting and entitled to vote on the proposal. In accordance with Delaware law, only votes cast “for” a matter constitute affirmative votes. A properly executed proxy marked “abstain” with respect to the approval on an advisory basis of executive compensation or the ratification of the appointment of our independent registered public accounting firm will not be voted, although it will be counted for purposes of determining whether there is a quorum. Since abstentions will not be votes cast “for” the approval on an advisory basis of executive compensation or the ratification of the appointment of our independent registered public accounting firm, they will have the same effect as negative votes or votes against those matters. Broker non-votes will have no effect on those proposals.
The vote with respect to the frequency with which we will seek approval on an advisory basis of executive compensation provides stockholders with multiple voting options, and accordingly there is no minimum voting requirement for this proposal. Abstentions and broker non-votes will not be included in the vote totals and, as such, will have no effect on the outcome of this proposal.
Q:    How many copies should I receive if I share an address with another stockholder?

A:
Some banks, brokers and other nominee record holders may participate in the practice of “householding” proxy statements, annual reports and notices of Internet availability of proxy materials. This means that a single Notice and, if applicable, a single set of our proxy materials, may have been sent to multiple stockholders in your household. We will promptly deliver a separate copy of the Notice and, if applicable, our proxy materials to you if you write or call our Corporate Secretary, Tumi Holdings, Inc., 1001 Durham Avenue, South Plainfield, NJ 07080, telephone: (908) 756-4400. If you want to receive separate copies of the Notice and, if applicable, our proxy materials in the future, or if you are receiving multiple copies and would like to receive only one copy for your household, you should contact your bank, broker, or other nominee record holder, or you may contact the Company at the above address or telephone number.

Q:    Who will count the vote?

A:	A representative of Broadridge Investor Communication Solutions, Inc. (“Broadridge”) will tabulate the votes and act as the inspector of election.

Q:    Can I revoke my proxy or change my vote?

A:	Yes. You may revoke your proxy or change your voting instructions at any time prior to the vote at the Annual Meeting by:

•	providing written notice to the Corporate Secretary of the Company;

•	delivering a valid, later-dated proxy or a later-dated vote on the Internet or by telephone; or

•	attending the Annual Meeting and voting in person.
Please note that your attendance at the Annual Meeting in person will not cause your previously granted proxy to be revoked unless you specifically so request. Shares held in street name may be voted in person by you at the Annual Meeting only if you obtain a signed proxy from the stockholder of record giving you the right to vote the shares.
Q:    Who will bear the cost of soliciting votes for the Annual Meeting?

A:
Tumi Holdings, Inc. will pay the entire cost of preparing, assembling, printing, mailing and distributing these proxy materials. In addition to the mailing of the Notice card and these proxy materials to stockholders who request them, the solicitation of proxies or votes may be made in person, by telephone or by electronic and facsimile transmission by our directors, officers and employees, who will not receive any additional compensation for such solicitation activities. In addition, the Company may reimburse its transfer agent, brokerage firms and other persons representing beneficial owners of shares of Tumi Holdings, Inc.’s common stock for their expenses in forwarding solicitation material to such beneficial owners.

Q:    Is my vote confidential?

A:
Yes. The Company encourages stockholder participation in corporate governance by ensuring the confidentiality of stockholder votes. The Company has designated Broadridge to receive and tabulate stockholder votes. Your vote on any particular proposal will be kept confidential and will not be disclosed to the Company or any of its officers or employees except (i) where disclosure is required by applicable law, (ii) where disclosure of your vote is expressly requested by you or (iii) where the Company concludes in good faith that a bona fide dispute exists as to the authenticity of one or more proxies, ballots or votes, or as to the accuracy of any tabulation of such proxies, ballots or votes. However, aggregate vote totals will be disclosed to the Company from time to time and publicly announced at the Annual Meeting.

Q:    How can I obtain a copy of Tumi Holdings, Inc.’s Annual Report on Form 10-K?

A:
Copies of the Company’s Annual Report on Form 10-K for the year ended December 31, 2013, as filed with the SEC, are available to stockholders free of charge at http://www.materials.proxyvote.com/tumi or by requesting a copy by following the instructions provided on the Notice.

Q:    Where can I find the voting results of the Annual Meeting?

A:
Tumi Holdings, Inc. will announce preliminary voting results at the Annual Meeting and publish preliminary, or final results if available, in a Current Report on Form 8-K filed with the SEC within four business days of the Annual Meeting.

PROPOSALS TO BE VOTED ON BY TUMI HOLDINGS, INC. STOCKHOLDERS
PROPOSAL NO. 1
ELECTION OF DIRECTORS
Our Board of Directors, or the Board, is currently comprised of seven members. The number of directors on our Board of Directors may be fixed exclusively pursuant to resolution adopted by our Board of Directors as provided in our Amended and Restated Certificate of Incorporation. Our Board of Directors is currently divided into three classes. Directors in each class serve for a term of three years or until their successors are duly elected and qualified or until their earlier death, resignation or removal. The term of directors of one class expires at each annual meeting of stockholders.
At the Annual Meeting, two directors will be elected to serve until the 2017 annual meeting and until their successors are duly elected and qualified or until their earlier death, resignation or removal. The Board, upon the recommendation of the Nominating and Corporate Governance Committee, has nominated Joseph R. Gromek and Michael J. Mardy to serve as its Class II directors. Mr. Gromek and Mr. Mardy currently are serving as Class II directors. Each of Mr. Gromek and Mr. Mardy has consented to being named in this proxy statement and to serve as a director if elected. However, if either of Mr. Gromek or Mr. Mardy is unable to accept election, proxies voted in favor of such nominee will be voted for the election of such other person as the Board nominates.
A plurality of all of the votes cast at the Annual Meeting at which a quorum is present in person or by proxy is required for the election of directors.
We will treat abstentions and broker non-votes as shares that are present and entitled to vote for purposes of determining the presence or absence of a quorum. Abstentions and broker non-votes do not constitute a vote “for,” “against” or “withheld” and will not be counted as “votes cast”. Therefore, abstentions and broker non-votes will have no effect on this proposal, assuming a quorum is present.
Board candidates are selected based upon various criteria including their character and reputation, relevant business experience and acumen, and relevant educational background. The Nominating and Corporate Governance Committee and Board of Directors review these factors, including diversity, in considering candidates for Board membership. Board members are expected to prepare for, attend and participate in all Board of Directors and applicable committee meetings, and the Company’s annual meetings of stockholders.
In connection with our April 2012 initial public offering (“IPO”), we entered into a director nomination agreement with Doughty Hanson & Co IV Nominees One Limited, Doughty Hanson & Co IV Nominees Two Limited, Doughty Hanson & Co IV Nominees Three Limited, Doughty Hanson & Co IV Nominees Four Limited and Officers Nominees Limited or, together with their permitted transferees, the Doughty Hanson Funds, that provides for the right of the Doughty Hanson Funds to nominate individuals to our Board of Directors. So long as the Doughty Hanson Funds own 10% or more of our outstanding common stock, the Doughty Hanson Funds will have the right (but not have the obligation) to nominate two individuals to our Board of Directors, and so long as the Doughty Hanson Funds own 3% or more but less than 10% of our outstanding common stock, the Doughty Hanson Funds have the right (but not have the obligation) to nominate one individual to our Board of Directors. Subject to limited exceptions, we will include these nominees in the slate of nominees recommended to our stockholders for election as directors. In the event the Doughty Hanson Funds have nominated less than the total number of designees that the Doughty Hanson Funds are entitled to nominate pursuant to the director nomination agreement, then the Doughty Hanson Funds have the right, at any time, to nominate such additional designee(s) to which it is entitled, in which case, the members of our Board of Directors will take all necessary corporate action to increase the size of our Board as required to enable the Doughty Hanson Funds to so nominate such additional designees and designate such additional designees nominated by the Doughty Hanson Funds to fill such newly created vacancies. As of April 3, 2014, the Doughty Hanson Funds owned 25.2% of our outstanding common stock. On December 5, 2013, Richard P. Hanson, who had been the Doughty Hanson Funds Nominee under the Nomination Agreement, notified us that he was resigning from the Board of Directors effective December 9, 2013. At such time, the Doughty Hanson Funds notified us that they nominated Christopher J. L. Fielding as a Doughty Hanson Funds Nominee under the Nomination Agreement and Mr. Fielding was appointed to the Board effective December 9, 2013.

Information Regarding the Nominees and the Continuing Directors
Qualifications
In considering candidates for the Board of Directors, the Nominating and Corporate Governance Committee takes into consideration the Company’s Corporate Governance Guidelines and all other factors deemed appropriate by the Nominating and Corporate Governance Committee. The Nominating and Corporate Governance Committee’s determination is made based primarily on the following criteria: experience, skills, expertise, diversity, personal and professional integrity, character, business judgment, time availability in light of other commitments, dedication, conflicts of interest and such other relevant factors that the Nominating and Corporate Governance Committee considers appropriate in the context of the needs of the Board of Directors. For more information about the nominating process, see “Board of Directors, Executive Officers and Corporate Governance—Director Nominating Process and Diversity.”
Set forth below is biographical information concerning each nominee who is standing for election at the Annual Meeting. Following the biographical information for each nominee is a description of such nominee’s specific experience, qualifications, attributes and skills that the Nominating and Corporate Governance Committee and the Board of Directors considered in determining whether to recommend the nominee for election to the Board of Directors. In addition to the information presented below, the Company believes that its board, including its nominees, constitutes a board with a reputation for integrity, strong business acumen and the exercise of sound judgment; a board that is strong in its collective knowledge and leadership abilities; and a board that has a diversity of viewpoints and backgrounds. The ages of the nominees and other members of the Board are as of the date of the Annual Meeting, May 16, 2014.
Class II Nominees—Terms Will Expire in 2017
Joseph R. Gromek (age 67) has been a director since April 2012 and was appointed non-executive Chairman in December 2013. From April 2003 to February 2012, Mr. Gromek served as President and Chief Executive Officer and as a director of The Warnaco Group, Inc., a global apparel company. From 1996 to 2002, Mr. Gromek served as President and Chief Executive Officer of Brooks Brothers, Inc., a clothing retailer. Over the last 25 years, Mr. Gromek has held senior management positions with Saks Fifth Avenue, Limited Brands, Inc. and AnnTaylor Stores Corporation. Mr. Gromek is a member of the Board of Directors of Wolverine World Wide, Inc., a footwear and apparel company, and The Children’s Place Retail Stores, Inc., a children’s specialty apparel retailer. Mr. Gromek also serves on the Board of Directors of Ronald McDonald House, Stanley M. Proctor Company and J. McLaughlin, as a member of the Board of Governors of the Parsons School of Design, as a member of the Board of Trustees of the Trevor Day School and as Chairman of the Board of the New School. He was previously a member of the Advisory Board of the Fashion Institute of Technology.
Mr. Gromek was elected to serve on our Board of Directors because of his extensive experience and strong track record as an executive in the retail industry and his public board governance experience.
Michael J. Mardy (age 65) has served as our Chief Financial Officer and Executive Vice President since July 2003 and a director since November 2011. Prior to joining Tumi, from 1996 to 2002, he served as Executive Vice President, Finance and Administration of Keystone Foods LLC, a processor and distributor. From 1982 to 1996, he served as Senior Vice President, Chief Financial Officer and in various other finance positions at Nabisco Biscuit Company, a snack food and consumer products company. From 2003 to 2013, Mr. Mardy served as a director of ModusLink Global Solutions, Inc. Mr. Mardy serves on the Board of Directors of Keurig Green Mountain Coffee Roasters Inc. Mr. Mardy also serves on the board of the Institute of Medicine and Public Health for New Jersey. He also serves on the Board of Trustees of the Eden Institute for Autism.
Mr. Mardy’s qualifications to serve on our Board include his extensive financial and accounting expertise (including his membership in the American Institute of Certified Public Accountants and the Financial Executive Institute), the experience he has gained through service on the board of other public companies, his consumer products experience in prior management positions and his overall leadership skills as a senior executive.
THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE
“FOR” THE ELECTION OF MR. GROMEK AND MR. MARDY TO THE BOARD OF DIRECTORS.

Class III Continuing Directors—Terms Will Expire in 2015
Jerome S. Griffith (age 56) has served as our Chief Executive Officer, President and director since April 2009. From 2002 to February 2009, he was employed at Esprit Holdings Limited, a global fashion brand, where he was promoted to Chief Operating Officer and appointed to the Board in 2004, then promoted to President of Esprit North and South America in 2006.

From 1999 to 2002, he worked as an executive vice president at Tommy Hilfiger, an apparel and retail company. From 1998 to 1999, he worked as the president of retail at the J. Peterman Company, a catalog-based apparel and retail company. From 1989 through 1998, he worked in various positions at Gap, Inc., a retailer of clothing, accessories, and personal care products. Mr. Griffith is also a member of the Board of Directors of Vince Holdings, Inc., an apparel company.
Mr. Griffith’s qualifications to serve on our Board include the experience described above, including his experience as a senior executive of a major global consumer products company and his proven track record of innovation and driving international growth and expansion.
Thomas H. Johnson (age 64) has been a director since April 2012. Mr. Johnson has been Managing Partner of THJ Investments, L.P., a private investment firm, from November 2005 to the present. Since 2008, he has also served as Chief Executive Officer of The Taffrail Group, LLC, a private strategic advisory firm. Mr. Johnson served as Chairman and Chief Executive Officer of Chesapeake Corporation, a specialty packaging manufacturer, from August 1997 to November 2005. From 1989 until 1997, Mr. Johnson served as President and Chief Executive Officer of Riverwood International, an integrated packaging and forest products company. From 1976 to 1989, Mr. Johnson served in various leadership positions with Mead Corporation, a paper products company, including President, Paperboard Division; President, Coated Board Division; Director, Strategic Planning and Corporate Development, and an executive of Mead Consumer Products Division. Mr. Johnson has served as a director of GenOn Energy, Inc., a wholesale generator of electricity, and is currently a director of Coca-Cola Enterprises, Inc., an independent Coca-Cola bottler and distributor of bottle and can refreshments, with operations primarily in Europe, and Universal Corporation, a leaf tobacco merchant and processor. He was previously a director of ModusLink Global Solutions, Inc., a supply chain business process management company, and Superior Essex Inc., a wire and cable manufacturer.
Mr. Johnson was elected to serve on our Board of Directors because of his extensive international management experience. Mr. Johnson’s service on the boards and audit committees of other public companies also provides our Board with financial, operational and strategic expertise.
Alexander W. Smith (age 61) has been a director since December 2013. Since joining Pier 1 Imports in February 2007, he has served as its President and Chief Executive Officer and on its Board of Directors. Mr. Smith has over 30 years of retail and international branding experience. Prior to joining Pier 1 Imports, Mr. Smith served as Group President of the TJX Companies, Inc., where he oversaw the operations and development of Home Goods, Marshalls, and TJ Maxx plus a number of corporate functions. He was instrumental in the development of the TK Maxx stores in Great Britain and oversaw international operations. From 2007 to 2011, Mr. Smith also served as a director of Papa John’s International, Inc., including as chairman of its compensation committee and as a member of its audit committee. He has a bachelor’s degree in biological sciences from the University of East Anglia.
Mr. Smith was elected to serve on our Board because of the depth of his experience in the fields of international retailing operations and brand management, and because of his public company experience as an executive and director.

Class I Continuing Directors—Terms Will Expire in 2016
Claire M. Bennett (age 48) has been a director since January 2013. Ms. Bennett has been Executive Vice President, Global Travel & Lifestyle Services of American Express Company, a global service company that provides charge and credit payment card products and travel-related services, from February 2012 to the present. Prior to her current position, Ms. Bennett served as Senior Vice President, Global Advertising and Brand Management for American Express and then General Manager, U.S. Consumer Travel Network for American Express. Before joining American Express in 2006, Ms. Bennett held various marketing and general management positions with Dell Inc. Prior to joining Dell, Ms. Bennett held various positions in brand management, strategic planning, and finance/accounting at The Quaker Oats Company (now PepsiCo, Inc.). Ms. Bennett is a member of the Board of Directors of Vente Privée USA, a members-only shopping destination in partnership with American Express, and a member of various travel industry advisory boards, including Starwood Hotels & Resorts Worldwide, Inc. and Taj Hotels. Ms. Bennett was previously a member of the Board of Directors of Pong Research Corporation, a mobile device technology company and a member of the Board of Directors of Public Allies, a non-profit organization.
Ms. Bennett was appointed to serve on our Board of Directors because of her more than 20 years of marketing and finance experience.
Christopher J.L. Fielding (age 33) has been a director since December 2013. He is a Principal of Doughty Hanson & Co Managers Limited (“Doughty Hanson”), which he joined in September 2006 with a focus on European private equity investment. Before joining Doughty Hanson, Mr. Fielding worked in the London office of Citigroup on mergers, acquisitions, and securities offerings. He also served in the British Army as a platoon commander in the Grenadier Guards. Mr. Fielding has a degree in Classics from Oxford University.
Mr. Fielding was elected to serve on our Board because of his affiliation with Doughty Hanson, his financial expertise and his experience working with companies controlled by private equity sponsors. Mr. Fielding serves as a director pursuant to a director nomination agreement among the Company and certain funds managed by Doughty Hanson.

BOARD OF DIRECTORS, EXECUTIVE OFFICERS AND CORPORATE GOVERNANCE
Role of Board of Directors
The Company’s business and affairs are managed under the direction of the Board of Directors, which is the Company’s ultimate decision-making body, except with respect to those matters reserved to the Company’s stockholders. The Board of Directors’ goals are to build long-term value for the Company’s stockholders and to assure the vitality of the Company for its customers, employees and the other individuals and organizations who depend on the Company. The Board of Directors establishes the Company’s overall corporate policies, evaluates the Company’s Chief Executive Officer and the senior leadership team and acts as an advisor and counselor to senior management. The Board of Directors also oversees the Company’s business strategy and planning, as well as the performance of management in executing the Company’s business strategy, assessing and managing risks and managing the Company’s day-to-day operations.
Director Independence
Under the NYSE listing standards, in order to consider a director independent, the Board of Directors must affirmatively determine that he or she has no material relationship with Tumi Holdings, Inc. The standards specify the criteria for determining whether directors are independent and contain guidelines for directors and their immediate family members with respect to employment or affiliation with Tumi Holdings, Inc. or its independent registered public accounting firm.
The Board affirmatively determined that all of the Directors qualify as independent directors under the corporate governance standards of the NYSE, with the exception of Jerome S. Griffith and Michael J. Mardy, each of whom is considered not independent because of his employment as a senior executive of the Company.
Board of Directors Meetings and Attendance
The Board of Directors held four meetings during 2013. All of the directors attended at least 75% of the total of all of the meetings of the Board of Directors and Board committees on which they served during 2013, other than Richard P. Hanson.
Board Leadership Structure
The Company’s Corporate Governance Guidelines provide that the Board of Directors may select from among its members a Chairman who shall preside at all meetings of the stockholders and the Board.
The Board has chosen to separate the positions of Chairman of the Board and Chief Executive Officer. We believe this structure is optimal for us because it avoids any duplication of effort between the Chairman and the Chief Executive Officer and permits our Chief Executive Officer to focus his efforts on the day-to-day management of the Company. This separation provides strong leadership for the Board and the Company through the Chairman, while also positioning our Chief Executive Officer as our leader in the eyes of our employees and other stakeholders.
The Company has no formal policy that requires the separation or combination of the Chairman and Chief Executive Officer roles, and the Board may reconsider the best board leadership structure for us from time to time. While we recognize that different board leadership structures may be appropriate for companies in different situations, we believe our current leadership structure, with the separation of duties and responsibilities between the Chairman and the Chief Executive officer, is the optimal structure for us at this time.
Committees of the Board of Directors
The Board of Directors maintains an Audit Committee, a Compensation Committee and a Nominating and Corporate Governance Committee and has adopted charters for each of these committees. The written charter for each of our Audit, Compensation and Nominating and Corporate Governance Committees is available on the Investor Relations page of our website (www.tumi.com) and may also be obtained upon request without charge by writing to Corporate Secretary, Tumi

Holdings, Inc., 1001 Durham Avenue, South Plainfield, New Jersey 07080. The contents of our website are not part of this Proxy Statement, and our internet address is included in this document as an inactive textual reference only.
Audit Committee
We have a separately-designated standing Audit Committee established in accordance with Section 3(a)(58)(A) of the Exchange Act of 1934, as amended, or Exchange Act. Our Audit Committee assists our Board of Directors in its oversight of the integrity of our financial statements, our independent registered public accounting firm’s qualifications and independence and the performance of our independent registered public accounting firm. The Audit Committee: reviews the audit plans and findings of our independent registered public accounting firm and our internal audit and risk review staff, as well as the results of regulatory examinations, and tracks management’s corrective action plans where necessary; reviews our financial statements, including any significant financial items and changes in accounting policies, with our senior management and independent registered public accounting firm; reviews our financial risk and control procedures, compliance programs and significant tax, legal and regulatory matters; and has the sole discretion to appoint annually our independent registered public accounting firm, evaluate its independence and performance and set clear hiring policies for employees or former employees of the independent registered public accounting firm.
The Audit Committee held six meetings during 2013. Our Audit Committee is currently composed of three members, Ms. Bennett, Mr. Johnson (chairperson) and Mr. Smith. Our Board of Directors has determined that Mr. Johnson is qualified as an “audit committee financial expert” within the meaning of SEC regulations. All of the members of the Audit Committee are financially literate and have accounting or related financial management expertise within the meaning of the NYSE rules. Our Board of Directors has determined that Ms. Bennett and Messrs. Johnson and Smith meet the definition of an “independent” director under each of the NYSE listing standards and Rule 10A-3 of the Exchange Act.
Compensation Committee
Our Compensation Committee reviews and recommends policies relating to compensation and benefits of our officers and employees. The Compensation Committee reviews and approves corporate goals and objectives relevant to compensation of our Chief Executive Officer and other executive officers, evaluates the performance of these officers in light of those goals and objectives, and recommends the compensation of these officers based on such evaluations. The Compensation Committee also administers the issuance of stock options and other awards under our equity compensation plans and prepares the Compensation Committee report required by SEC rules to be included in our proxy statement. The current members of our Compensation Committee are Mr. Fielding, Mr. Gromek (chairperson) and Mr. Johnson, each of whom qualifies as an “independent” director as defined under the applicable rules and regulations of the SEC and the NYSE.
The Compensation Committee held five meetings during 2013.
Nominating and Corporate Governance Committee
The Nominating and Corporate Governance Committee is responsible for making recommendations to our Board of Directors regarding candidates for directorships and the size and composition of our Board. In addition, the Nominating and Corporate Governance Committee is responsible for overseeing our corporate governance guidelines and reporting and making recommendations to our Board concerning governance matters. The current members of our Nominating and Corporate Governance Committee are Ms. Bennett, Mr. Gromek and Mr. Smith (chairperson), each of whom qualifies as an “independent” director as defined under the applicable rules and regulations of the SEC and the NYSE.
The Nominating and Corporate Governance Committee held three meetings during 2013.
Risk Management and Oversight
Our Board of Directors oversees our risk management process, including the company-wide approach to risk management, carried out by our management. Our full Board of Directors determines the appropriate levels of risk for the Company, generally assesses the specific risks faced by us, and reviews the steps taken by management to manage those risks. While our full Board of Directors maintains the ultimate oversight responsibility for the risk management process, its committees oversee risk in certain specified areas. In particular, our Compensation Committee is responsible for overseeing the management of risks relating to our executive compensation plans and arrangements, and the incentives created by the compensation awards it administers.
The Audit Committee plays a key role in the Board of Directors’ exercise of its risk oversight function. The Audit Committee is primarily responsible for overseeing matters involving the Company’s financial and operational risks, and the guidelines, policies and processes for managing such risks, including internal controls. The Audit Committee conducts its risk oversight in a variety of ways, including reviewing management’s assessment of the Company’s internal control over financial reporting, reviewing the results of regulatory examinations, and receiving quarterly reports on legal and regulatory matters. Additionally, the Company’s independent registered public accounting firm regularly discusses risks and related mitigation measures that may arise during its regular reviews of the Company’s financial statements with the Audit Committee. To ensure candid and complete reporting, the Audit Committee regularly meets in separate executive sessions with management, the head of the Company’s internal audit function and the Company’s independent registered public accounting firm.
Our Nominating and Corporate Governance Committee is responsible for overseeing the management of risks associated with the independence of our Board. Pursuant to our Board’s instruction, management regularly reports on applicable risks to the relevant committee or the full Board, as appropriate, with additional review or reporting on risks conducted as needed or as requested by our Board and its committees.
Corporate Governance Guidelines, Code of Business Conduct and Code of Ethics
Our Board of Directors has adopted Corporate Governance Guidelines, which set forth a governance framework within which our Board of Directors, assisted by committees thereof, directs the affairs of the Company. The Corporate Governance Guidelines address, among other things, the composition and functions of the Board of Directors, director independence, compensation of directors, management succession and review, committees of the Board of Directors and selection of new directors.
We have a Code of Business Conduct and Ethics, which is applicable to all employees of the Company. We have a separate Code of Ethics for Principal Executive and Senior Financial Officers, which contains provisions specifically applicable to our principal executive officer, principal financial officer, principal accounting officer and controller (or persons performing similar functions).
The Corporate Governance Guidelines, the Code of Business Conduct and Ethics and the Code of Ethics for Principal Executive and Senior Financial Officers are available on the investor relations page of our website (www.tumi.com). Any amendments to these codes, or any waivers of their requirements, will be disclosed on our website.
Director Compensation
We pay each non-employee and non-affiliated director (directors other than Messrs. Griffith, Mardy and Fielding) an annual retainer of $40,000, in quarterly installments of $10,000. We do not currently pay any additional fees for committee memberships or chairmanships, or meeting fees. All non-employee and non-affiliated members of the Board of Directors are reimbursed for reasonable costs and expenses incurred in attending meetings of our Board of Directors. Members of the Board of Directors are also eligible to receive a discount on Tumi products. In 2013, we made stock option awards with a grant date fair market value of $50,000 (valued in accordance with the methodology used by us for financial reporting purposes) to each of Ms. Bennett (an option to purchase 4,850 shares at an exercise price of $23.20 per share in January 2013) and Mr. Smith (an option to purchase 4,677 shares at an exercise price of $23.48 per share in December 2013) in connection with their respective appointments to the Board of Directors. These awards were consistent with the stock options awarded to Messrs. Gromek and Johnson at the time of our IPO in April 2012. In addition, in May 2013, we awarded stock options with a grant date fair value of $50,000 to Mr. Gromek and Mr. Johnson (each receiving an option to purchase 4,680 shares at an exercise price of $24.13 per share), each of whom had served on the Board of Directors for the preceding twelve months, and made a pro rata award with a grant date fair value of $12,500 to Ms. Bennett (an option to purchase 1,170 shares at an exercise price of $24.13 per share), the value of which approximated the ratio of the preceding twelve month period that she had served on the Board relative to the value awarded to individuals who had served for the preceding twelve months. All of the stock options awarded to directors vest annually in three equal installments on each of the first three anniversaries of the date of grant, subject to such director’s continued service on the Board and the other terms and conditions set forth in the stock option agreement governing the terms of the grant. Neither Mr. Hanson, during his time on the Board, nor Mr. Fielding, were granted any stock options in connection with Board service in 2013 nor did either receive any fees for serving as a director in 2013. The appropriate level of compensation for Board and Committee service by non-employee directors, perquisites and other personal benefits to the directors and the processes and procedures for the consideration and determination of director compensation to be included in the proxy statement are reviewed and evaluated by the Compensation Committee on an annual basis.

2013 DIRECTOR COMPENSATION
Name	Fees Earned or Paid in Cash ($)	Stock Awards ($)	Option Awards ($)(1)	Non-Equity Incentive Plan Compensation ($)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)	All Other Compensation ($)	Total ($)
Claire M. Bennett	40,000	—	62,500	—	—	—	102,500
Joseph R. Gromek	40,000	—	50,000	—	—	—	90,000
Thomas H. Johnson	40,000	—	50,000	—	—	—	90,000
Alexander W. Smith	2,391(2)	—	50,000	—	—	—	52,391

(1)
Amounts reflect the grant date fair value of the stock options awarded in 2013 computed in accordance with FASB ASC Topic 718. For a summary of the assumptions made in the valuations of the stock option grants, see Note 17, “Share-Based Compensation Plans and Awards,” of the consolidated financial statements filed with our Annual Report filed on Form 10-K on February 28, 2014, regarding assumptions underlying valuation of equity awards. As of December 31, 2013, the aggregate number of outstanding option awards held by each director was: 10,913 for Mr. Gromek, 10,913 for Mr. Johnson, 6,020 for Ms. Bennett and 4,677 for Mr. Smith.

(2)	Reflects pro rata payment for service during 2013.
Director Nominating Process and Diversity
The Board of Directors is responsible for nominating members for election to the Board of Directors and for filling vacancies on the Board of Directors that may occur between annual meetings of stockholders. The Nominating and Corporate Governance Committee is responsible for identifying, screening and recommending candidates to the Board of Directors for Board membership. When formulating its Board of Directors membership recommendations, the Nominating and Corporate Governance Committee may also consider advice and recommendations from others, including stockholders, as it deems appropriate.
The Nominating and Corporate Governance Committee and the Board of Directors believe that diversity along multiple dimensions, including opinions, skills, perspectives, personal and professional experiences and other differentiating characteristics, is an important element of its nomination recommendations. The Nominating and Corporate Governance Committee has not identified any specific minimum qualifications which must be met for a person to be considered as a candidate for director. However, Board candidates are selected based upon various criteria including experience, skills, expertise, diversity, personal and professional integrity, character, business judgment, time availability in light of other commitments, dedication, conflicts of interest and such other relevant factors that the Nominating and Corporate Governance Committee considers appropriate in the context of the needs of the Board of Directors. Although the Board of Directors does not have a formal diversity policy, the Nominating and Corporate Governance Committee and Board of Directors review these factors, including diversity, in considering candidates for Board membership. Board members are expected to prepare for, attend and participate in all Board of Directors and applicable committee meetings and the Company’s annual meetings of stockholders.
Candidates Nominated by Stockholders
The Nominating and Corporate Governance Committee will also consider nominees recommended by stockholders. Our Corporate Governance Guidelines provide that nominees recommended by stockholders should be given appropriate consideration in the same manner as other nominees. Pursuant to the Company’s Amended and Restated By-Laws, stockholders who wish to nominate a candidate for consideration by the Nominating and Corporate Governance Committee for election at the 2015 annual meeting may do so by delivering written notice, no earlier than January 16, 2015 and no later than February 15, 2015, of such nominees’ names to Tumi Holdings, Inc., 1001 Durham Avenue, South Plainfield, NJ 07080, Attention: Corporate Secretary. Any stockholder of record or beneficial owner of Common Stock proposing such a nomination must (i) be a stockholder of record on the date of the giving of such notice and on the record date for the determination of stockholders entitled to notice of and to vote at the 2015 annual meeting of stockholders and (ii) comply with the applicable notice procedures set forth in the Company’s Amended and Restated By-Laws.
The Company’s Amended and Restated By-Laws require that certain information must be included in the notice provided to the Company’s Corporate Secretary regarding the nomination and the stockholder giving the notice, the beneficial owner on whose behalf the notice is made, if any, and any affiliate or associate of the stockholder or the beneficial owner (collectively, the “Nominating Person”). The information required to be set forth in such notice includes (i) the name and address of the Nominating Person, (ii) information regarding the Common Stock owned, directly or indirectly, beneficially or of record by the Nominating Person, (iii) whether and the extent to which any derivative or other instrument, transaction, agreement or arrangement has been entered into by or on behalf of the Nominating Person with respect to the Common Stock and certain additional information relating to any such instrument, transaction, agreement or arrangement as described in the Company’s Amended and Restated By-Laws, (iv) a description of all agreements, arrangements or understandings (including any anticipated benefits to the Nominating Person as a result of the nomination) between or among the Nominating Person and the candidate and any other person in connection with the proposed nomination and (v) any other information relating to the Nominating Person that would be required to be disclosed in a proxy statement or other filings made with the SEC in connection with the solicitation of proxies with respect to such business. The notice must also include a representation that the stockholder giving the notice intends to appear in person or by proxy at the 2015 annual meeting to nominate the person named in the notice.
The Company’s Amended and Restated By-Laws also require that the notice provide certain information regarding the candidate whom the Nominating Person proposes to nominate as a director, including (i) certain biographical information, such as name, age, business and residential address and principal occupation, (ii) the information that would be required to be provided if the candidate were a Nominating Person and (iii) any other information regarding the candidate, including the written consent of the candidate indicating that the candidate is willing to be named in the proxy statement as a nominee and serve as a director if elected, that would be required to be disclosed in a proxy statement or other filings made with the SEC in connection with the solicitation of proxies for director elections.
For a complete description of the procedures and disclosure requirements to be complied with by stockholders in connection with submitting director nominations, stockholders should refer to the Company’s Amended and Restated By-Laws.
No candidates for director nominations were submitted by any stockholder in connection with the Annual Meeting.
Communications with the Board of Directors
Any interested parties desiring to communicate with the Board of Directors or any of the independent directors, including the Chairman, regarding the Company may do so by delivering correspondence to such directors (or the entire Board) in care of the Company’s Secretary at Tumi Holdings, Inc., 1001 Durham Avenue, South Plainfield, New Jersey 07080.
The Audit Committee of the Board of Directors has established procedures for employees, stockholders and others to submit confidential and anonymous reports regarding accounting, internal accounting controls or auditing matters. Any person, whether or not an employee, who has a concern about the conduct of the Company or any of our people, including with respect to accounting, internal accounting controls or auditing issues, may communicate that concern in a confidential and anonymous manner by calling our hotline at 1-800-322-8864, extension 7100.
Executive Sessions
The rules of the NYSE require the non-management directors of the Company to regularly meet in executive session without management. In 2013, non-management directors of the Company met in executive session four times. The Company’s Corporate Governance Guidelines provide that a non-management independent director shall be chosen to preside at each executive session. As Chairman, Mr. Gromek presides over the executive sessions and in his absence the Board may appoint a presiding director. For information regarding how to communicate with non-management directors as a group and one or more individual members of the Board, including the Chairman, see “—Communications with the Board of Directors” above.
Outside Advisors
Our Board of Directors and each of its committees may retain independent advisors of their choosing at our expense. The Board of Directors need not obtain management’s consent to retain independent advisors.
Attendance at Annual Meeting
As stated in our Corporate Governance Guidelines, each director is expected to attend all annual meetings of stockholders. Five of six directors attended the Company’s 2013 Annual Meeting of Stockholders.
Compensation Committee Interlocks and Insider Participation
During 2013, our Compensation Committee consisted of Messrs. Hanson (who resigned from the Board in December 2013), Gromek and Johnson. In January 2014, Mr. Fielding was appointed to the Compensation Committee. No member of the Compensation Committee has at any time in the last fiscal year been one of our officers or employees, and none has had any relationships with our Company of the type that is required to be disclosed under Item 404 of Regulation S-K.
None of our executive officers serves or has served as a member of the Board of Directors, Compensation Committee, or other Board committee performing equivalent functions, of any entity that has one or more executive officers who serves as one of our directors or on our Compensation Committee.

Section 16(a) Beneficial Ownership Reporting Compliance
Section 16(a) of the Exchange Act, requires our directors and executive officers and persons who own more than 10% of the issued and outstanding shares of our common stock to file reports of initial ownership of common stock and other equity securities and subsequent changes in that ownership with the SEC and the NYSE. Based solely on a review of such reports and written representations from the directors and executive officers, the Company believes that all such filing requirements were met during 2013.
Executive Officers
Set forth below is information, as of the date of the Annual Meeting, May 16, 2014, concerning the Company’s executive officers.

Name	Age	Position(s)
Jerome S. Griffith	56	Chief Executive Officer, President and Director
Michael J. Mardy	65	Chief Financial Officer, Executive Vice President and Director
Peter L. Gray	46	Executive Vice President, General Counsel and Secretary
Steven M. Hurwitz	58	Senior Vice President—Product Development, Manufacturing and Sourcing
Alan M. Krantzler	55	Chief Merchandising Officer
Adam Levy	51	President, Retail
Jerome S. Griffith. For biographical information regarding Mr. Griffith, see page 13.
Michael J. Mardy. For biographical information regarding Mr. Mardy, see page 13.
Peter L. Gray has served as our Executive Vice President, General Counsel and Secretary since December 2013. Mr. Gray was employed by ModusLink Global Solutions, Inc. (formerly CMGI, Inc.), a supply chain business process management company, from June 1999 to October 2013. Beginning in March 2002, he was ModusLink’s Executive Vice President and General Counsel, additionally becoming its Secretary in December 2005 and its Chief Administrative Officer in June 2012. Prior to joining ModusLink, Mr. Gray was Assistant General Counsel at Cambridge Technology Partners (Massachusetts), Inc., and a junior partner at Hale and Dorr LLP.
Steven M. Hurwitz has served as our Senior Vice President—Product Development, Manufacturing and Sourcing since 2006 and is responsible for managing our global supply chain. Prior to joining Tumi, from 1982 to 2000 and 2004 to 2006, Mr. Hurwitz served in various positions, including Vice President, Group Manufacturing—Accessories, at Liz Claiborne, Inc., a retailer of apparel and accessories. From 2002 to 2004, he was President—Accessories Division of the Betesh Group, a designer and manufacturer of accessories, bedding and electronic storage products. Prior to joining Betesh Group, Mr. Hurwitz was President—Ladies Group at Amerex Apparel Group, Inc., a designer and manufacturer of outerwear and sportswear.
Alan M. Krantzler has served as our Chief Merchandising Officer since January 2014 and previously served as Senior Vice President—Brand Management since 2003 and is responsible for product management and store design. Prior to joining Tumi, he worked as Senior Vice President at Perry Ellis International, a designer, marketer and seller of apparel and accessories, and Vice President of Merchandising and Consumer Direct Marketing at Next Monet, a catalog and internet retailer of fine art prints and original artwork. From 1992 to 1997, he worked as product manager at Coach, Inc., a designer and producer of accessories and gifts. He also worked as a management consultant for the Marketing Corporation of America.
Adam Levy has served as our President, Retail since July 2012, after joining the company as Executive Vice President, Retail in June 2011. From 2009 to 2010, Mr. Levy served as President of Retail, Partnered Brands at Liz Claiborne, Inc., a retailer of apparel and accessories. From 2005 to 2009, he was employed by Jones Apparel Group, a designer, marketer and wholesaler of apparel and accessory brands, and served as President of Retail, Ready to Wear. From 2000 to 2005, Mr. Levy held various positions at Tommy Hilfiger, an apparel and retail company, before leaving in 2005 as the Vice President, General Merchandise Manager, Retail.

PROPOSAL 2
ADVISORY VOTE ON EXECUTIVE COMPENSATION
Our Board recognizes that it is appropriate to seek the views of stockholders on the design and effectiveness of the Company’s executive compensation program. Beginning this year, we are providing our stockholders with the opportunity to approve on an advisory basis the compensation of our named executive officers as disclosed in this Proxy Statement.
As described in more detail under the heading “Compensation Discussion and Analysis” we believe our executive compensation program aligns with our short and long term business goals, with a significant portion of compensation “at risk” and directly linked to our overall performance. As such we believe our executive compensation properly aligns the interests of our executives with the interests of our stockholders.
The Board of Directors recommends that the stockholders vote in favor of the following resolution:
Resolved, that the stockholders approve, on an advisory basis, the compensation of the named executive officers as described in the Compensation Discussion and Analysis, the Summary Compensation Table and other related tables and disclosures in this proxy statement.
As an advisory vote, this proposal is not binding upon us or the Board of Directors. The Compensation Committee values the opinions expressed by our stockholders in their vote on this proposal and will consider the outcome of the vote when making future compensation decisions for named executive officers.
Vote Required
Approval of this Proposal 2 requires the affirmative vote of a majority of the votes cast. Abstentions and any “broker non-votes” will not be included in the vote totals and, as such, will have no effect on the outcome of this proposal.
THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE “FOR” THE APPROVAL OF THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS AS DISCLOSED PURSUANT TO THE SEC’S COMPENSATION DISCLOSURE RULES.

PROPOSAL 3
ADVISORY VOTE ON THE FREQUENCY OF SAY-ON-PAY ADVISORY VOTES
As described in Proposal 2 above, stockholders are being provided an opportunity to cast an advisory vote on the Company’s executive compensation. This Proposal 3 provides stockholders with an opportunity to cast a non-binding advisory vote regarding the frequency of future executive compensation advisory votes. Stockholders may vote for a frequency of every one, two or three years, or may abstain from casting a vote.
The Board believes that an advisory vote as to executive compensation should be conducted every year so that stockholders may annually express their views on our executive compensation program. This is consistent with management’s and the Compensation Committee’s annual review of our executive compensation program. The Board also believes that an annual vote will facilitate more direct stockholder input about executive compensation.
Because your vote is advisory, it will not be binding on us or the Board. However, the Board will take into account the results of the vote in making its determination as to the frequency of such vote in the future.
Vote Required
Because Proposal 3 seeks the input of stockholders and provides stockholders with multiple voting options, there is no minimum vote requirement for Proposal 3. Abstentions and any “broker non-votes” will not be included in the vote totals and, as such, will have no effect on the outcome of this proposal.
THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE “FOR” A FREQUENCY OF EVERY YEAR FOR FUTURE SAY-ON-PAY ADVISORY VOTES.

PROPOSAL NO. 4

RATIFICATION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
The Audit Committee has appointed Grant Thornton LLP to serve as our independent registered public accounting firm for our fiscal year ending December 31, 2014. The Audit Committee and the Board of Directors seek to have the stockholders ratify the Audit Committee’s appointment of Grant Thornton LLP, which has served as our independent registered public accounting firm or independent auditor since 2003. Although we are not required to seek stockholder approval of this appointment, the Board of Directors believes it is consistent with sound corporate governance principles to do so. If the appointment of Grant Thornton LLP is not ratified by the stockholders, the Audit Committee may appoint another independent registered public accounting firm or may decide to maintain its appointment of Grant Thornton LLP.
Representatives of Grant Thornton LLP will be present at the Annual Meeting and will have the opportunity to make a statement, if they desire to do so, and to respond to appropriate questions.
THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE “FOR” THE RATIFICATION OF THE APPOINTMENT OF GRANT THORNTON LLP AS OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR 2014.
Report of the Audit Committee
The information contained in this report shall not be deemed to be “soliciting material” or “filed” with the SEC or subject to the liabilities of Section 18 of the Exchange Act, except to the extent that the Company specifically incorporates it by reference into a document filed under the Securities Act of 1933, as amended (the “Securities Act”) or the Exchange Act.
The Audit Committee reviews the Company’s financial reporting process on behalf of the Board of Directors. The Audit Committee consists of directors who have been determined by the Board of Directors to be independent of the Company as prescribed by the NYSE and the SEC. The Company’s management has the primary responsibility for the financial statements and for the reporting process, including the establishment and maintenance of the system of internal control over financial reporting. The Company’s independent registered public accounting firm is responsible for auditing the financial statements prepared by management, expressing an opinion on the conformity of those audited financial statements with generally accepted accounting principles, and auditing the Company’s internal control over financial reporting and expressing an opinion on managements’ assessment thereof. In this context, the Audit Committee has met and held discussions with management and Grant Thornton LLP, the Company’s independent registered public accounting firm, regarding the fair and complete presentation of the Company’s financial statements and the assessment of the Company’s internal control over financial reporting.
The Audit Committee has discussed with Grant Thornton LLP matters required to be discussed by Statement on Auditing Standards No. 61, as amended (AICPA, Professional Standards, Vol. 1, AU section 380), as adopted by the Public Company Accounting Oversight Board (the “PCAOB”) in Rule 3200T and has reviewed and discussed Grant Thornton LLP’s independence from the Company and its management. As part of that review, the Audit Committee has received the written disclosures and the letter required by applicable requirements of the PCAOB regarding Grant Thornton LLP’s communications with the Audit Committee concerning independence, and the Audit Committee has discussed Grant Thornton LLP’s independence from the Company. The Audit Committee also has considered whether Grant Thornton LLP’s provision of non-audit services to the Company is compatible with the auditor’s independence. The Audit Committee has concluded that Grant Thornton LLP is independent from the Company and its management.
The Audit Committee meets with the Chief Financial Officer and representatives of Grant Thornton LLP, in regular and executive sessions, to discuss the results of their examinations, the evaluations of the Company’s internal controls and the overall quality of the Company’s financial reporting and compliance programs.
In reliance on the reviews and discussions referred to above, the Audit Committee has recommended to the Board of Directors, and the Board has approved, that the audited financial statements be included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2013, for filing with the SEC.
The Audit Committee
Thomas H. Johnson (Chairperson)
Claire M. Bennett
Alexander W. Smith

Fees Paid to Grant Thornton LLP
The following table sets forth the aggregate fees charged by Grant Thornton LLP for audit services rendered in connection with the audit of our consolidated financial statements and reports for 2013 and 2012 and for other services rendered during 2013 and 2012, as well as all out-of-pocket costs incurred in connection with these services:

Fee Category	2013	2012
Audit Fees	$1,209,014	$1,264,650
Audit-Related Fees	40,000	—
Tax Fees	—	—
All Other Fees	—	—
Total Fees	$1,249,014	$1,264,650
Audit fees: Includes the aggregate fees billed by Grant Thornton LLP for professional services rendered for the audit of our consolidated financial statements and review of our condensed consolidated financial statements filed with the SEC on Forms 10-K and 10-Q, respectively. Also included are the aggregate fees billed by Grant Thornton LLP for professional services performed in connection with our filing of certain registration statements and the related issuance of comfort letters and consents in connection with the April 2012 IPO and secondary stock offerings in November, 2012 and April, 2013.
Audit-Related Fees: Includes the aggregate fees billed by Grant Thornton LLP for assurance and related services that are reasonably related to the performance of the audit of our financial statements and are not reported under “Audit Fees.” These services primarily relate to our annual 401K audit.
Policy on Audit Committee Pre-Approval of Audit and Permissible Non-Audit Services of Independent Auditors
The Audit Committee has adopted a policy that requires advance approval of all audit and, as provided in the Exchange Act and the SEC rules and regulations promulgated thereunder, all permitted non-audit engagement and relationships between us and our independent auditor. The policy provides for pre-approval by the Audit Committee of specifically defined audit and non-audit services. Unless the specific service has been previously pre-approved with respect to that year, the Audit Committee must approve the permitted service before the independent auditor is engaged. The Audit Committee pre-approved all of the audit and non-audit services provided to the Company by Grant Thornton LLP in fiscal year 2013.

COMPENSATION DISCUSSION AND ANALYSIS
Overview
The following Compensation Discussion and Analysis provides information regarding the objectives and components of our compensation philosophy, policies and practices with respect to the compensation of our named executive officers. Our named executive officers for the year ended December 31, 2013 were:

•	Jerome S. Griffith, Chief Executive Officer, President and Director;
•	Michael J. Mardy, Chief Financial Officer, Executive Vice President and Director;
•	Steven M. Hurwitz, Senior Vice President—Product Development, Manufacturing and Sourcing;
•	Alan M. Krantzler, Chief Merchandising Officer; and
•	Adam Levy, President, Retail.
The Compensation Committee of our Board of Directors has overall responsibility for the compensation program for our named executive officers. Members of the Compensation Committee are appointed by our Board of Directors, and our Compensation Committee consists entirely of independent directors, as defined under the applicable rules and regulations of the SEC, the NYSE and the Internal Revenue Service.
Executive Summary
In its evaluation of the Named Executives and their performance, the Board of Directors and Compensation Committee (the “Committee”) considered the dynamics of operating in the global and premium retail industry, the importance of rewarding and retaining talented, experienced executive officers to continue to guide the Company, and alignment of executive compensation programs with stockholders’ interests.
2013 Financial Performance

•	Net sales increased 17.3% to $467.4 million in 2013 from $398.6 million in 2012.
•	Gross profit increased 17.7% to $268.8 million in 2013, or 57.5% as a percentage of net sales, from $228.5 million, or 57.3% as a percentage of net sales, in 2012.
•	Operating income increased 20.5% to $86.4 million in 2013, or 18.5% as a percentage of net sales, from $71.7 million, or 18.0% as a percentage of net sales, in 2012.
2013 Nonfinancial Performance

•	Expanded our global presence.
•	Broadened our product base and customer reach.
•	Bolstered our standing as a global premium travel lifestyle brand.
•	Demonstrated broad-based growth, stemming from our industry-leading product innovation, impactful marketing programs, channel penetration, and growth in existing and new markets.
Key 2013 and Early 2014 Compensation Decisions

•	Reviewed executive pay benchmarking.
•	Established and reviewed peer group incentive design characteristics and implemented a new 2014 bonus plan and 2014 long-term incentive award design.
•	The 2014 bonus plan will be based on pre-established financial metrics with specific threshold, target, and stretch goals.
•
The 2014 long-term incentive vehicles will be stock options and performance shares. The performance share design will measure a pre-established metric against specific threshold, target, and stretch goals.

•	Bonus plan and performance share metrics are intended to align stockholders’ and management’s interest.

Key features of our executive compensation program:

	What We Do		What We Don’t Do
•	We Pay for Performance	•	We do not pay dividend equivalents on Stock Options or performance shares
•	We consider peer groups in establishing compensation	•	We do not allow share recycling
•	We schedule and price stock option grants to promote Transparency and Consistency	•	We do not allow repricing underwater Stock Options (including cash outs)
•	We have double-trigger equity vesting in the event of a Change in Control	•	We do not allow hedging or pledging of Company stock
•	We have a conservative compensation risk profile	•	We do not pay tax gross-ups on our limited perquisites
•	We maximize the tax deductibility of incentive compensation, except as discussed under “Tax Considerations” below
•	We retain an independent compensation consultant
Compensation Philosophy and Objectives
Our compensation philosophy is to set target compensation for our named executive officers at approximately the 50th percentile relative to, in 2013, market survey data, and, in 2014, a peer group. Our compensation programs (in addition to base salary) for fiscal 2013 and the past several years have consisted of an annual cash bonus program and the limited use of perquisites and other benefits. In January 2013, we awarded stock options to certain employees, including our named executive officers.
Our executive compensation program is designed to meet the following objectives:

•	Attract and retain executive officers who contribute to our success;
•	Align compensation with our business mission, strategy and goals;
•	Align the interests of our executive officers with the interests of our stockholders; and
•	Motivate and reward high levels of performance.
These objectives collectively seek to link compensation to our overall financial performance, which helps to ensure that the interests of our named executive officers are aligned with the interests of our stockholders. These objectives serve as guiding principles in compensation program design.
Components of Executive Compensation
The principal components of compensation for our named executive officers for fiscal 2013 consisted of:

•	Base salary. We utilize base salary as the primary means of providing compensation for performing the essential elements of an executive’s job.
•	Annual cash bonus. We utilize an annual cash bonus program in order to motivate our named executive officers to achieve our short term financial goals.
•
Long-term incentive compensation. We utilize long-term incentive compensation through stock option awards in order to incentivize and reward contributions to long-term future performance and further align the interests of our executives with our stockholders.

•
Limited perquisites and other benefits. We utilize our benefits as support to our employees and their families throughout various stages of their careers. We also provide limited perquisites to our named executive officers.

Determining the Amount of Each Component of Compensation
Overview
The amount of each component of our compensation program is determined by our Board of Directors, after receiving a recommendation by the Compensation Committee, on an annual basis taking into consideration compensation programs of comparable companies and the competitive market for our named executive officers and general economic factors. In fiscal 2013 and in prior years, our approach has been to provide named executive officers with a base salary and an annual cash bonus opportunity that were generally competitive with the level of those elements paid for comparable positions at comparable companies.
Once the level of compensation is set for the year, our Compensation Committee may revisit its recommendations if there are material developments during the year, such as promotions, that may warrant a change in compensation. After the year is over, our Compensation Committee reviews the performance of the named executive officers to determine the achievement of annual incentive compensation targets and to assess the overall functioning of our compensation plans against our goals.
In connection with our April 2012 IPO, we engaged an outside compensation consultant, Exequity, to assist us in developing our post-IPO compensation programs, in particular, our long-term incentive program, and ensuring that our levels of compensation fall within our targeted range. As a result, in January 2013 we made stock option grants to our named executive officers, as set forth on the Summary Compensation Table.
Base salary
Our Compensation Committee reviews our named executive officers’ base salaries on an annual basis taking into consideration each individual’s responsibilities and experience, market and peer compensation levels and other discretionary factors deemed relevant by our Compensation Committee. Such other factors may include material changes in position or responsibilities, prior performance, overall corporate performance and competitive marketplace for executive talent. The Compensation Committee recommends any base salary adjustments to the Board of Directors for approval.
We believe our base salaries are set at levels that allow us to attract and retain executives in competitive markets. The level of base pay for each named executive officer in fiscal 2013 was determined with the goal of setting compensation for our named executive officers at approximately the 50th percentile relative to survey data. Effective July 1, 2013, the salaries of our named executive officers were increased by between 3% and 5%, in light of the Compensation Committee’s review of benchmarking data (as discussed below) and general market conditions.
In June 2013, the base salaries of Messrs. Griffith, Mardy, Hurwitz, Krantzler and Levy were set at $885,000, $460,000, $435,000, $412,000 and $415,000, respectively. The base salaries earned by our named executive officers for fiscal 2013, which give effect to the mid-year adjustments, are shown in the Summary Compensation Table below.
Annual cash bonus
Our annual cash bonus program for 2013 was implemented pursuant to the Tumi Holdings, Inc. 2012 Long-Term Incentive Plan and performance was measured relative to one metric, Adjusted EBITDA, the same key financial metric that we use to assess our business performance. If a minimum performance threshold as determined by our Compensation Committee and Board of Directors was not attained, no bonus was to be paid with respect to such metric. The bonus program contemplated increasing levels of payout for performance at higher levels.
Pursuant to the terms of their employment arrangements with us, each of Messrs. Griffith, Mardy, Hurwitz, Krantzler and Levy are eligible to earn a target annual bonus. For 2013, the target bonus amount for Messrs. Griffith, Mardy, Hurwitz, Krantzler and Levy was set at 50%, 50%, 45%, 45% and 45%, respectively, of each such individual’s base salary, if Adjusted EBITDA met the target level of performance for the year. Under the terms of Mr. Griffith’s employment agreement, Mr. Griffith’s target annual bonus could also be increased to up to 100% of his base salary. No minimum bonus payment was guaranteed for any of our named executive officers. In fiscal 2013, we established a budgeted bonus pool to be allocated to our key employees, including our named executive officers, in the event that we achieved the target Adjusted EBITDA goal for the year. Our Board of Directors in its discretion may award amounts in excess of a named executive officer’s target bonus for superior performance and may award amounts that are less than the named executive officer’s target bonus if the target Adjusted EBITDA goal is not met. After the end of the fiscal year, the Compensation Committee reviews our performance relative to the achievement of our financial, operational and strategic goals for the prior fiscal year and each executive’s individual performance and contribution to achieving those goals and then recommends the amount of the bonus pool allocable if any, payable to our named executive officers. As discussed above, the target bonuses for all of our named executive officers are tied to our performance thresholds as well as the budgeted bonus pool. For 2013, the Board of Directors used Adjusted EBITDA as the objective performance metric because it is a key metric used by management and the Board of Directors to assess our operating performance. For purposes of our cash bonus program for fiscal 2013, the Adjusted EBITDA performance was aligned to threshold and target amounts as follows:

Adjusted EBITDA (dollar amounts in millions)(1)
Threshold	$98.0
Target	$114.0
 _________

(1)
Adjusted EBITDA, for purposes of the annual bonus program was calculated on the basis set forth in Item 7, “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Key Performance Indicators,” in our Annual Report on Form 10-K for the fiscal year ended December 31, 2013.

The Adjusted EBITDA performance metric was applied to all of our named executive officers, with our Board of Directors reserving the right to make a negative adjustment based on the named executive officer’s performance against additional specified operating metrics such as store operating costs and average capital expenditures for new stores. At the time the target Adjusted EBITDA performance metric was set, our Board of Directors believed that the metric was challenging and that the achievement of the performance metric at the target level would require superior performance.
In making its award recommendations and decisions, our Compensation Committee and Board of Directors, respectively, took into account that our Adjusted EBITDA for fiscal 2013 of approximately $102.1 million equated to an approximately 90% achievement of the Adjusted EBITDA target amount of approximately $114.0 million. Our Board of Directors determined that each of our named executive officers was eligible to be awarded a payout under our cash bonus program that was 75% of his targeted amount in light of our strong, but below targeted financial performance.
The 2013 target annual cash bonuses and actual annual cash bonuses received by our named executive officers were as follows:

Name	Target Annual Cash Bonus	Actual Annual Cash Bonus
Jerome S. Griffith	$442,500	$331,875
Michael J. Mardy	$230,000	$172,500
Steven M. Hurwitz	$195,750	$146,813
Alan M. Krantzler	$185,400	$139,050
Adam Levy	$186,750	$140,063
Long-term incentive compensation
In January 2013, our Board of Directors granted stock options to certain of our employees, including the named executive officers, that vest annually in five equal installments on each of the first five anniversaries of the date of grant, subject to continued service and the other terms and conditions set forth in the stock option agreement governing the terms of the grant. Because a financial gain from these options is only possible if the price of our common stock has increased and because these options vest over a five-year period, these grants are intended to encourage our executives to take actions that will increase the value of the Company by aligning the interests of management and stockholders over an extended time frame. Our Chief Executive Officer made recommendations with respect to option grants for each executive officer (other than himself) to the Compensation Committee. Our Board of Directors retained full discretion to set the grant amount. In determining the type and size of a grant to an executive officer, our Board of Directors, in consultation with the Compensation Committee, generally considered, among other things:

•	Company and individual performance,
•	the executive officer’s current and expected future contributions to the Company,
•	effect of a potential award on total compensation and pay philosophy, and
•	internal pay equity relationships.
Limited perquisites and other benefits
Our benefits, such as our basic health benefits, 401(k) plan with matching contributions, life insurance, paid time off, matching charitable gifts program, tuition reimbursement and discounts on certain Tumi products, are intended to provide a stable array of support to our employees, and these core benefits are provided to all employees. Additionally, Messrs. Griffith, Mardy, Hurwitz, Krantzler and Levy receive an automobile allowance.
Employment and Severance Arrangements
We entered into employment agreements with each of our named executive officers other than Mr. Levy (who was employed pursuant to the terms of an offer letter) which define compensation and benefits payable to them in certain termination scenarios, giving them some certainty regarding their individual outcomes under these circumstances. Each employment agreement includes provisions that (1) prohibit the executive from competing against us (or working for a competitor) during a specified period after the executive leaves the Company, and (2) provide severance payments upon the executive’s termination of employment by us for other than “Cause.” We believe the employment agreements are a necessary component of the compensation package provided to our named executive officers because: (1) the noncompetition provisions protect us from a competitive disadvantage if one of the named executive officers leaves the Company; and (2) the severance provisions serve as an effective recruiting and retention tool. Our Board of Directors approves the initial employment agreements and then reviews the agreements on an as-needed basis, based on market trends or on changes in our business environment.

The terms of the employment agreements are described in more detail below under “—Employment Arrangements with Named Executive Officers.” Additional information regarding the severance and change in control benefits provided under the employment agreements is provided below under “—Potential Payments upon Termination or Change in Control.”
Role of Executives in Executive Compensation Decisions
Our Compensation Committee generally seeks input from Mr. Griffith when discussing the performance of and the compensation levels for the other named executive officers. Our Compensation Committee also works with Mr. Mardy in evaluating the financial, accounting, tax and retention implications of our various compensation programs. The Compensation Committee then makes recommendations regarding executive compensation to the Board of Directors, which includes Mr. Griffith and Mr. Mardy, for approval by the Board of Directors. Mr. Mardy and Mr. Griffith do not play any role in setting their own compensation, or in approving the compensation of the other named executive officers. Mr. Griffith makes recommendations to the Compensation Committee and the Board of Directors regarding the compensation of our other named executive officers.
Tumi believes that Mr. Griffith is in the best position to assess performance of our other named executive officers. However, decisions about individual compensation elements, including those related to Mr. Griffith, are ultimately recommended by the Compensation Committee and approved by the non-management members of the Board using its judgment, focusing primarily on the executive officer’s performance and Tumi’s overall performance. The Compensation Committee routinely meets in executive session without management or Mr. Griffith present.
Use of Consultants and Other Advisors
The Committee has retained Pay Governance to assist the Committee with its responsibilities related to the Company’s executive and Board of Director compensation programs. Pay Governance’s responsibilities to the Committee included providing:

•	Competitive market data and advice related to the Chief Executive Officer’s compensation level and incentive program;
•	A review of Company compensation levels, annual, and long-term incentive program design (including performance objectives); and
•	Information on executive compensation philosophy considerations.
As part of the Company’s evaluation of Pay Governance, the Committee considered the following independence factors related to Pay Governance: (i) that no other services were provided to us by Pay Governance in 2013, (ii) the fees paid by the Company as a percentage of Pay Governance’s total revenue, (iii) policies or procedures of Pay Governance that are designed to prevent conflicts of interest, (iv) any business or personal relationships between Pay Governance’s advisor for the Company and a member of the Committee, (v) any business or personal relationship of Pay Governance or its senior advisor for the Company and a Company executive and (vi) any Company stock owned by the senior advisor of Pay Governance. The Committee discussed these considerations and concluded that the work performed by Pay Governance and its senior advisor involved in the engagement did not raise any conflict of interest and that both are independent under the Committee’s charter and applicable SEC and NYSE listed company rules.
Benchmarking
In its review of executive compensation, the Compensation Committee considers general information regarding retailers as well as information relating to companies which it considers to be our peers in the retail market.
In making fiscal 2013 compensation recommendations, the Compensation Committee considered the Hay Group’s 2012 Luxury Retail Executive and Management Total Remuneration Report. The Compensation Committee was not aware of the names of the specific companies included in the study. We used this general industry group data as a comparison for all of our named executive officers, including the Chief Executive Officer and Chief Financial Officer.
For 2014, the Compensation Committee, with the assistance of its current compensation consultant, Pay Governance LLC, has developed a data source, which we refer to as our Custom Peer Group. The companies in our Custom Peer Group are:

•	Body Central Corp.
•	Francesca’s Holdings Corporation
•	Iconix Brand Group, Inc.
•	Movado Group, Inc.
•	Oxford Industries, Inc.
•	Perry Ellis International, Inc.
•	R.G. Barry Corporation
•	Tilly’s, Inc.
•	Vera Bradley, Inc.
•	Vince Holding Corp.
•	Zumiez Inc.
We developed our Custom Peer Group by considering competitors identified by industry, size, growth rate and equity analysts, as well as by internal resources, and companies who identify Tumi as a peer in their proxy disclosures. We believe these companies to have similarities to our business and reflect the market in which we compete for executive talent.
Tax Considerations
Section 162(m) of the Code generally disallows a federal income tax deduction to public corporations for compensation greater than $1 million paid for any fiscal year to the corporation’s five named executive officers. Prior to our IPO in April 2012, our Board of Directors did not take the deductibility limit imposed by Section 162(m) into consideration in setting compensation. Our Compensation Committee has adopted a policy that states, where reasonably practicable, the Compensation Committee will seek to have the variable compensation paid to our named executive officers qualify for an exemption from the deductibility limitations of Section 162(m). The Compensation Committee may, however, in its judgment, authorize compensation payments that do not consider the deductibility limit imposed by Section 162(m) when it believes, in its judgment, that such payments are appropriate to attract and retain executive talent. In addition, transition provisions under Section 162(m) may apply for a period of three years following the consummation of our IPO in April 2012 to certain compensation arrangements that were entered into by a company before it was publicly held.

Report of the Compensation Committee
The information contained in this report shall not be deemed to be “soliciting material” or “filed” with the SEC or subject to the liabilities of Section 18 of the Exchange Act, except to the extent that the Company specifically incorporates it by reference into a document filed under the Securities Act of 1933, as amended (the “Securities Act”) or the Exchange Act.
The Compensation Committee of the Company has reviewed and discussed the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K with management and, based on such review and discussion, the Compensation Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this Proxy Statement.

The Compensation Committee
Joseph R. Gromek (Chairperson)
Christopher J. L. Fielding
Thomas H. Johnson

Summary Compensation Table
The following table sets forth the cash and other compensation that we paid to our named executive officers, or that was otherwise earned by our named executive officers, for their services in all capacities during fiscal 2013, 2012 and 2011.

2013 SUMMARY COMPENSATION TABLE
Name and Principal Position	Year	Salary ($)	Bonus ($)	Stock Awards ($)	Option Awards ($)(1)	Non-Equity Incentive Plan Compensation ($)(2)	Nonqualified Deferred Compensation Earnings ($)	All Other Compensation ($)(3)	Total ($)
Jerome S. Griffith Chief Executive Officer, President and Director	2013 2012 2011	868,800 832,300 812,000	- - -	- - -	500,000 - -	331,875 5,961,693(4) 450,000	- - -	22,200 22,000 21,872	1,722,875 6,815,993 1,283,872
Michael J. Mardy Chief Financial Officer, Executive Vice President and Director	2013 2012 2011	450,000 430,000 420,000	- - -	- - -	500,000 - -	172,500 240,000 240,000	- - -	20,136 19,936 16,808	1,142,636 689,936 676,808
Steven M. Hurwitz Senior Vice President—Product Development, Manufacturing and Sourcing	2013 2012 2011	427,500 414,000 408,000	- - -	- - -	400,000 - -	146,813 165,000 165,000	- - -	19,501 19,301 19,173	993,814 598,301 592,173
Alan M. Krantzler Chief Merchandising Officer	2013 2012 2011	406,000 392,500 385,000	- - -	- - -	400,000 - -	139,050 165,000 165,000	- - -	19,521 19,321 16,193	964,571 576,821 566,193
Adam Levy President, Retail	2013 2012	407,500 375,000	- -	- -	400,000 -	140,063 165,000	- -	19,346 19,237	966,909 559,237
 _________

(1)
The amounts shown in the “Option Awards” column represent the aggregate grant date fair value of awards computed in accordance with ASC 718, not the actual amounts paid to or realized by the named executed officers during 2013. ASC 718 fair value amount as of the grant date for stock options generally is spread over the number of months of service required for the grant to vest. An explanation of the vesting of stock options awards, is discussed in the footnotes to the “Grants of Plan-Based Awards for 2013” and “Outstanding Equity Awards at 2013 Year End” tables below. The fair value of each stock option award is estimated as of the date of grant using a Black-Scholes valuation model. Additional information regarding the assumptions used to estimate the fair value of all stock options awards is included in Note 17 to Consolidated Financial Statements in the 2013 Annual Report.

(2)
Other than as set forth in footnote 4 below, represents the amount paid under our performance-based annual cash bonus program. See “—Determining the Amount of Each Component of Compensation—Annual cash bonus” above for more details.

(3)
All other compensation in 2013 consisted of: (a) a car allowance for the following individuals in the following amounts: Mr. Griffith—$12,000, Mr. Mardy—$9,000, Mr. Hurwitz—$9,000, Mr. Krantzler—$9,000 and Mr. Levy—$9,000; (b) life insurance premiums paid on behalf of the following individuals in the following amounts: Mr. Griffith—$0, Mr. Mardy—$936, Mr. Hurwitz—$301, Mr. Krantzler—$321 and Mr. Levy—$146 and (c) 401(k) match contributions for the following individuals in the following amounts: Mr. Griffith—$10,200, Mr. Mardy—$10,200, Mr. Hurwitz—$10,200, Mr. Krantzler—$10,200 and Mr. Levy—$10,200.

(4)
The components of Mr. Griffith’s incentive bonus in respect of 2012 include $450,000 paid under our performance-based annual cash bonus program and an incentive payment in connection with the successful completion of our IPO in April 2012. Pursuant to an amended and restated letter agreement dated July 8, 2009, Mr. Griffith received a special bonus payment in cash of $5.5 million in connection with the IPO. Per the agreement, the payment was equal to the market value of 0.62% of our outstanding common stock at the underwritten price per share of our common stock in the offering.

Grants of Plan-Based Awards for 2013
The following table sets forth information regarding grants of plan-based awards in fiscal 2013.

GRANTS OF PLAN-BASED AWARDS FOR FISCAL 2013
Name	Grant Date	Committee/Board Approval Date	Estimated Future Payouts Under Non-Equity Incentive Plan Awards(1)			Estimated Future Payouts Under Equity Incentive Plan Awards			All Other Stock Awards: Number of Shares of Stock or Units (#)	All Other Option Awards: Number of Securities Underlying Options (#)(2)	Exercise or Base Price of Option Awards ($/Sh)	Grant Date Fair Value of Stock and Option Awards($)(3)
			Threshold ($)	Target ($)	Maximum ($)	Threshold ($)	Target ($)	Maximum ($)
Jerome S. Griffith	1/4/2014	1/3/2014	221,250	442,500	442,500	—	—	—	—	55,006	20.45	500,000
Michael J. Mardy	1/4/2014	1/3/2014	115,000	230,000	230,000	—	—	—	—	55,006	20.45	500,000
Steven M. Hurwitz	1/4/2014	1/3/2014	97,875	195,750	195,750	—	—	—	—	44,004	20.45	400,000
Alan M. Krantzler	1/4/2014	1/3/2014	92,700	185,400	185,400	—	—	—	—	44,004	20.45	400,000
Adam Levy	1/4/2014	1/3/2014	93,375	186,750	186,750	—	—	—	—	44,004	20.45	400,000
 _________

(1)
Awards made under the Company’s performance-based cash bonus program. Actual amounts earned under the program are disclosed in the “Non-Equity Incentive Plan Compensation” column of the Summary Compensation Table.

(2)
Stock option awards vest in five equal annual installments on each of the first five anniversaries of the date of grant, provided that the recipient remains employed by the Company or one of its subsidiaries on each such date. The vesting and exercisability of the options is accelerated under certain circumstances. See “Potential Payments Upon Termination or Change in Control.”

(3)	The grant date fair value of “All Other Option Awards” is computed based on a value per share of $9.09 on January 4, 2013, computed in accordance with ASC 718.
Employment Arrangements with Named Executive Officers
Jerome S. Griffith
We entered into an employment agreement with Mr. Griffith on December 22, 2008. The agreement provides, among other things, for Mr. Griffith to serve as President and Chief Executive Officer of the Company for a term that will end with his separation from the Company. In June 2013, Mr. Griffith’s base salary was set at $885,000. Pursuant to the agreement, Mr. Griffith is eligible to earn an annual target incentive bonus of between 40% and 50% (with the potential to increase up to 100%) of his base salary, which bonus will be determined in the discretion of our Board of Directors based on Mr. Griffith’s performance and our achievement of budgetary and other objectives set by our Board of Directors. For 2013, Mr. Griffith’s target bonus was set at 50% of his base salary. During his employment, Mr. Griffith is also entitled to the employee benefits approved by our Board of Directors and made available to our senior management generally.
The terms of the employment agreement relating to the termination of Mr. Griffith’s employment are discussed below, under “—Potential Payments upon Termination or Change in Control.”
Michael J. Mardy
We entered into an employment agreement with Mr. Mardy on November 17, 2004. Pursuant to the agreement, Mr. Mardy serves as our Chief Financial Officer and Executive Vice President for a term that will end with his separation from the Company. In June 2013, Mr. Mardy’s base salary was set at $460,000 and his annual target incentive bonus was set at 50% of his base salary, which bonus will be determined in the discretion of our Board of Directors based on Mr. Mardy’s performance and our achievement of budgetary and other objectives set by our Board of Directors. During his employment, Mr. Mardy is also entitled to the employee benefits approved by our Board of Directors and made available to our senior management generally.
The terms of the employment agreement relating to the termination of Mr. Mardy’s employment are discussed below, under “—Potential Payments upon Termination or Change in Control.”

Steven M. Hurwitz
We entered into an employment agreement with Mr. Hurwitz on May 18, 2006. The agreement provides, among other things, for Mr. Hurwitz to serve as our Senior Vice President—Product Development, Manufacturing and Sourcing for a term that will end with his separation from the Company. In June 2013, Mr. Hurwitz’s base salary was set at $435,000 and his annual target incentive bonus was set at 45% of his base salary, which bonus will be determined in the discretion of our Board of Directors based on Mr. Hurwitz’ performance and our achievement of budgetary and other objectives set by our Board of Directors. During his employment, Mr. Hurwitz is also entitled to the employee benefits approved by our Board of Directors and made available to our senior management generally.
The terms of the employment agreement relating to the termination of Mr. Hurwitz’ employment are discussed below, under the heading “—Potential Payments upon Termination or Change in Control.”
Alan M. Krantzler
We entered into an employment agreement with Mr. Krantzler on November 17, 2004. Pursuant to the agreement, Mr. Krantzler serves as our Chief Merchandising Officer for a term that will end with his separation from the Company. In June 2013, Mr. Krantzler’s base salary was set at $412,000 and his annual target incentive bonus was set at 45% of his base salary, which bonus will be determined in the discretion of our Board of Directors based on Mr. Krantzler’s performance and our achievement of budgetary and other objectives set by our Board of Directors. During his employment, Mr. Krantzler is also entitled to the employee benefits approved by our Board of Directors and made available to our senior management generally.
The terms of the employment agreement relating to the termination of Mr. Krantzler’s employment are discussed below, under “—Potential Payments upon Termination or Change in Control.”
Adam Levy
Mr. Levy was provided with an offer letter in connection with his commencement of employment with the Company on October 17, 2011. In June 2013, Mr. Levy’s annual base salary was set at $415,000 and his annual target incentive bonus was set at 45% of his base salary, which bonus will be determined in the discretion of our Board of Directors based on Mr. Levy’s performance and our achievement of budgetary and other objectives set by our Board of Directors. During his employment, Mr. Levy is also entitled to the employee benefits approved by our Board of Directors and made available to our senior management generally.
The terms of Mr. Levy’s offer relating to the termination of Mr. Levy’s employment are discussed below, under “—Potential Payments upon Termination or Change in Control.”

Outstanding Equity Awards at 2013 Year End
The following table sets forth summary information regarding the outstanding equity awards granted to each of the named executive officers as of December 31, 2013.

OUTSTANDING EQUITY AWARDS AT 2013 FISCAL YEAR END
Name	Option Awards				Stock Awards
	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable(1)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested (#)
Jerome S. Griffith	—	55,006	20.45	1/4/2023	—	—	—	—
Michael J. Mardy	—	55,006	20.45	1/4/2023	—	—	—	—
Steven M. Hurwitz	—	44,004	20.45	1/4/2023	—	—	—	—
Alan M. Krantzler	—	44,004	20.45	1/4/2023	—	—	—	—
Adam Levy	—	44,004	20.45	1/4/2023	—	—	—	—
________

(1)
Stock option awards vest in five equal annual installments on each of the first five anniversaries of the date of grant (January 4, 2013), provided that the recipient remains employed by the Company or one of its subsidiaries on each such date.

2013 Option Exercises and Stock Vested
There were no stock options exercised nor stock awards that became vested during 2013.
2013 Pension Benefits
Aside from our 401(k) plan, we do not maintain any pension plan or arrangement under which our named executive officers are entitled to participate or receive post-retirement benefits.
2013 Nonqualified Deferred Compensation
We do not maintain any nonqualified deferred compensation plan or arrangements under which our named executive officers are entitled to participate.

Potential Payments upon Termination or Change in Control
The following table summarizes the potential payments and benefits payable to our named executive officers if we terminate their employment without “Cause,” as described in more detail below. The table reflects estimated amounts assuming that termination, as applicable, occurred on December 31, 2013. The actual amounts that would be paid upon a named executive officer’s termination of employment can be determined only at the time of such event.

POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE IN CONTROL
	Termination Without Cause and Without a Change in Control			Termination Without Cause Within Two Years Following a Change in Control
Name	Severance Pay ($)(1)	Other Benefits ($)(2)	Total ($)	Severance Pay ($)(1)	Accelerated Vesting of Stock Options ($)(3)	Other Benefits ($)(2)	Total ($)
Jerome S. Griffith	$885,000	$20,393	$905,393	$1,327,500	$115,513	$20,393	$1,463,406
Michael J. Mardy(4)	460,000	13,536	473,536	460,000	115,513	13,536	589,049
Steven M. Hurwitz	435,000	20,566	455,566	435,000	92,408	20,566	547,974
Alan M. Krantzler(4)	412,000	12,033	424,033	412,000	92,408	12,033	516,441
Adam Levy	415,000	—	415,000	415,000	92,408	—	507,408
 _________

(1)	With respect to Mr. Griffith, the amount of cash severance reported would also apply in the event of a termination of employment by the executive for “Good Reason.”

(2)
The amounts reported are merely estimates based on approximate benefit costs for 2013 and represent the approximate cost of 12 monthly payments in an amount equal to the applicable COBRA premium cost for the level of coverage each executive had as an active employee.

(3)
Pursuant to the terms of the stock option agreement entered into with each individual pursuant to the Tumi Holdings, Inc. 2012 Long-Term Incentive Plan, or the Plan, in the event the employee’s employment or service is terminated within 24 months after a Change in Control (as defined in the Plan), the vesting of all unvested options would accelerate.

(4)
With respect to any employee who has attained the age of 55 and has been employed by the Company or one of its subsidiaries for at least 10 years, unvested stock options vest upon retirement, as set forth in the subject stock option agreement with each employee. As of December 31, 2013, Mr. Mardy and Mr. Krantzler met this retirement criteria and if each such individual’s retirement had occurred at December 31, 2013, Mr. Mardy and Mr. Krantzler would have been entitled to accelerated vesting of unvested stock options with an aggregate intrinsic value of $115,513 and $92,408 respectively.

The employment agreements we have entered into with our named executive officers provide for certain payments to be made in connection with a termination of employment. Below is a description of these provisions.
Mr. Griffith
Mr. Griffith’s employment agreement provides for severance benefits payable in the event of his termination under certain circumstances, subject to the execution of a general release of claims. If Mr. Griffith’s employment is terminated without “Cause,” or if he resigns for “Good Reason” (in either case as defined in his employment agreement), Mr. Griffith will be paid severance in an amount equal to his annual base salary for 12 months following the termination date and will be eligible to receive, for 12 months, a monthly amount equal to the applicable COBRA premium cost for the level of coverage he had as an active employee. Notwithstanding the foregoing, in the event that we terminate Mr. Griffith’s employment without “Cause” or if he resigns for “Good Reason” within two years following a Change of Control (as defined in the Amended and Restated Subscription and Stockholders Agreement), we will continue to pay to Mr. Griffith the severance amount for eighteen months following the termination date rather than twelve months. In addition, Mr. Griffith will be entitled to receive amounts accrued under the employment agreement, including any accrued but unpaid base salary and accrued but unused vacation. Mr. Griffith’s employment agreement also provides Mr. Griffith with an additional payment (referred to as a “gross-up” payment) intended to reimburse him for the excise tax payable should any payments made to him in the event of a change in control be subject to the excise tax imposed on “excess parachute payments” under section 4999 of the Code, and to reimburse him for the income, excise and employment taxes on the reimbursement payment. If, however, a reduction in the total payments to Mr. Griffith equal to up to 10% of a safe harbor amount defined under Section 280G of the Code would prevent the imposition of the excise tax, then his total payments will be reduced and no gross-up payment will be made.
The employment agreement further provides that, subject to certain exceptions, during his employment and a period of 12 months following termination or separation, Mr. Griffith will not (i) compete with us or our affiliates, (ii) solicit any of our employees or consultants, (iii) solicit any of our customers or suppliers or (iv) acquire or attempt to acquire an interest in any business relating to our business with which we have entertained discussions relating to the acquisition of such business by us in the two years immediately preceding his termination or separation.
Mr. Mardy
Mr. Mardy’s employment agreement provides for severance benefits payable in the event of his termination under certain circumstances, subject to the execution of a general release of claims. If Mr. Mardy’s employment is terminated without “Cause” (as defined in his employment agreement), Mr. Mardy will be paid severance in an amount equal to his annual base salary for 12 months following the termination date and be eligible to receive, for 12 months, a monthly amount equal to the applicable COBRA premium cost for the level of coverage he had as an active employee. In addition, Mr. Mardy will be entitled to receive any accrued but unpaid base salary in the event of a termination for any reason.
The employment agreement further provides that, subject to certain exceptions, during his employment, and a period of 12 months following termination or separation, Mr. Mardy will not (i) compete with us or our affiliates, (ii) solicit any of our employees or consultants, (iii) hire any person who was our employee within 180 days of such hire, (iv) solicit any of our customers or suppliers or (v) acquire or attempt to acquire an interest in any business relating to our business with which we have entertained discussions relating to the acquisition of such business by us in the two years immediately preceding his termination or separation.
Mr. Hurwitz
Mr. Hurwitz’s employment agreement provides for severance benefits payable in the event of his termination under certain circumstances, subject to the execution of a general release of claims. If Mr. Hurwitz’s employment is terminated without “Cause” (as defined in his employment agreement), Mr. Hurwitz will be paid severance in an amount equal to his annual base salary for 12 months following the termination date and be eligible to receive, for 12 months, a monthly amount equal to the applicable COBRA premium cost for the level of coverage he had as an active employee. In addition, Mr. Hurwitz, will be entitled to receive any accrued but unpaid base salary in the event of a termination for any reason.
The employment agreement further provides that, subject to certain exceptions, during his employment, and a period of 12 months following termination or separation, Mr. Hurwitz will not (i) compete with us or our affiliates, (ii) solicit any of our employees or consultants, (iii) hire any person who was our employee within 180 days of such hire, (iv) solicit any of our customers or suppliers or (v) acquire or attempt to acquire an interest in any business relating to our business with which we have entertained discussions relating to the acquisition of such business by us in the two years immediately preceding his termination or separation.
Mr. Krantzler
Mr. Krantzler’s employment agreement provides for severance benefits payable in the event of his termination under certain circumstances, subject to the execution of a general release of claims. If Mr. Krantzler’s employment is terminated without “Cause” (as defined in his employment agreement), Mr. Krantzler will be paid severance in an amount equal to, following the termination date, his annual base salary for 12 months and be eligible to receive, for twelve months, a monthly amount equal to the applicable COBRA premium cost for the level of coverage he had as an active employee. In addition, Mr. Krantzler, will be entitled to receive any accrued but unpaid base salary in the event of a termination for any reason.
The employment agreement further provides that, during his employment and a period of 12 months (or a potentially shorter period in the case of a termination without “Cause”) following termination or separation, Mr. Krantzler will not compete with us or our affiliates. Further, Mr. Krantzler, for a period of 12 months following his termination or separation, will not (i) solicit any of our employees or consultants, (ii) hire any person who was our employee within 180 days of such hire, (iii) solicit any of our customers or suppliers or (iv) acquire or attempt to acquire an interest in any business relating to our business with which we have entertained discussions relating to the acquisition of such business by us in the two years immediately preceding his termination or separation.
Mr. Levy
Mr. Levy’s offer letter provides for severance benefits payable in the event of his termination under certain circumstances, subject to the execution of a general release of claims. If Mr. Levy’s employment is terminated without “Cause” (as defined in his offer letter), Mr. Levy will be paid (consistent with past payroll practices) severance in an amount equal to twelve-months’ base salary (the “severance period”). Mr. Levy will also be eligible to receive, during the severance period, a monthly amount equal to the applicable COBRA premium cost for the level of coverage he had as an active employee. In addition, Mr. Levy will be entitled to receive any accrued but unpaid base salary in the event of a termination for any reason.

BENEFICIAL OWNERSHIP OF THE COMPANY’S COMMON STOCK
The following table sets forth certain information regarding beneficial ownership of our common stock as of April 3, 2014 for: (1) each person known to us to be the beneficial owner of more than 5% of our common stock; (2) each named executive officer; (3) each of our directors; and (4) all of our executive officers and directors as a group.
Unless otherwise noted below, the address of each beneficial owner listed in the table is c/o Tumi Holdings, Inc., 1001 Durham Avenue, South Plainfield, New Jersey 07080. We have determined beneficial ownership in accordance with the rules of the SEC. Except as indicated by the footnotes below, we believe, based on the information furnished to us, that the persons and entities named in the tables below have sole voting and investment power with respect to all shares of common stock that they beneficially own. We have based our calculation of the percentage of beneficial ownership on 67,866,667 shares of common stock outstanding.

Name of Beneficial Owner	Shares of Common Stock Beneficially Owned
	Number	Percent of Common Stock Outstanding
Executive Officers and Directors:
Jerome S. Griffith(1)	1,717,006	2.5%
Michael J. Mardy(2)	903,696	1.3%
Steven M. Hurwitz(3)	36,070	*
Alan M. Krantzler(4)	51,861	*
Adam Levy(5)	8,800	*
Claire M. Bennett(6)	2,006	*
Christopher J. L. Fielding	—	—
Joseph R. Gromek(7)	27,715	*
Thomas H. Johnson(8)	5,715	*
Alexander W. Smith	—	—
All directors and executive officers as a group (11 persons)(9)	2,752,869	4.1%
Greater than 5% Stockholders:
Funds affiliated with Doughty Hanson:
Doughty Hanson & Co IV Limited Partnership Number One(10)	3,665,618	5.4%
Doughty Hanson & Co IV Limited Partnership Number Two(10)	3,952,636	5.8%
Doughty Hanson & Co IV Limited Partnership Number Four(10)	3,413,208	5.0%
Officers Nominees Limited(11)	3,494,699	5.1%
T. Rowe Price Associates, Inc.(12)	6,851,052	10.1%
 ________________________________________________

*	Represents less than 1% of outstanding common stock.

(1)
Consists of (i) 1,336,005 shares held by Mr. Griffith in his individual capacity, (ii) 370,000 shares held by Griffith Investment Management Company, LLC (the “LLC”), of which Mr. Griffith is a Manager and (iii) options exercisable within 60 days to purchase 11,001 shares of common stock. The membership units in the LLC are held by four trusts, for which Mr. Griffith disclaims beneficial ownership of the securities held by the LLC except to the extent of his pecuniary interest therein.

(2)
Includes options exercisable within 60 days to purchase 11,001 shares of common stock. Also includes 231,000 shares of common stock held in three trusts, for which Mr. Mardy’s spouse is the trustee. Mr. Mardy disclaims beneficial ownership of the securities held in the trusts, except to the extent of his pecuniary interest therein.

(3)	Includes options exercisable within 60 days to purchase 8,800 shares of common stock.

(4)	Includes options exercisable within 60 days to purchase 8,800 shares of common stock.

(5)	Consists of options exercisable within 60 days to purchase 8,800 shares of common stock.

(6)	Consists of options exercisable within 60 days to purchase 2,006 shares of common stock.

(7)	Includes options exercisable within 60 days to purchase 5,715 shares of common stock.

(8)	Consists of options exercisable within 60 days to purchase 5,715 shares of common stock.

(9)	Includes options exercisable within 60 days to purchase 61,838 shares of common stock.

(10)
Consists of shares held by Doughty Hanson & Co IV Nominees One Limited (“DHC 1”), Doughty Hanson & Co IV Nominees Two Limited (“DHC 2”), Doughty Hanson & Co IV Nominees Three Limited (“DHC 3”) and Doughty Hanson & Co IV Nominees Four Limited (“DHC 4”), as nominee for Doughty Hanson & Co IV Limited Partnership Number One,

Doughty Hanson & Co IV Limited Partnership Number Two, Doughty Hanson & Co IV Limited Partnership Number Three and Doughty Hanson & Co IV Limited Partnership Number Four, respectively, each of which is an English law limited partnership of which the common general partner is Doughty Hanson & Co IV Limited, which has voting and investment power with respect to the shares held by each such limited partnership and each of DHC 1, DHC 2, DHC 3 and DHC 4. Doughty Hanson & Co IV Limited is wholly owned by DHC Limited. The address of each of the entities and persons identified in this note is c/o DHC Limited, 45 Pall Mall, London SW1Y 5JG, United Kingdom.

(11)
Officers Nominees Limited is a company incorporated in England and Wales and is the co-investment vehicle for certain employees of Doughty Hanson & Co. The address of Officers Nominees Limited is c/o Officers Nominees Limited, 45 Pall Mall, London SW1Y 5JG, United Kingdom.

(12)
Information about this stockholder is based solely on information contained in the Schedule 13G filed on February 11, 2014 by the stockholder. These securities are owned by various individual and institutional investors which T. Rowe Price Associates, Inc. (Price Associates) serves as an investment adviser with power to direct investments and/or sole power to vote the securities. For the purposes of the reporting requirements of the Exchange Act, Price Associates is deemed to be a beneficial owner of such securities; however, Price Associates expressly disclaims that it is, in fact, the beneficial owner of such securities.

CERTAIN RELATED PERSON TRANSACTIONS
In addition to the director and executive officer compensation arrangements discussed above under “Compensation Discussion and Analysis,” the following is a description of transactions since January 1, 2013, to which we have been a party and in which the amount involved exceeded or will exceed $120,000 and in which any of our directors, director nominees, executive officers, beneficial owners of more than 5% of our capital stock, or their immediate family members or entities affiliated with them, had or will have a direct or indirect material interest.
Registration Rights Agreement
In connection with our April 2012 IPO, we entered into an amended and restated registration rights agreement with Doughty Hanson & Co IV Nominees One Limited, Doughty Hanson & Co IV Nominees Two Limited, Doughty Hanson & Co IV Nominees Three Limited, Doughty Hanson & Co IV Nominees Four Limited, Officers Nominees Limited, Stockwell Fund, L.P., Brederode International s.à.r.l., HVB Capital Partners AG and certain former stockholders and Jerome Griffith. Jerome Griffith is a party to the agreement only with respect to the piggyback registration rights described below. Pursuant to this registration rights agreement, subject to certain exceptions, holders of a majority of the then registrable common stock collectively have the right to require us to register for public sale under the Securities Act all shares of common stock that it requests be registered at any time after the applicable lock-up agreements relating to the April 2012 IPO expire. The registration rights agreement limits the requests for registrations pursuant to a fully marketed underwritten offering to three requests per 365-day period, provided that such request covers at least that number of shares with an anticipated gross offering price of $25.0 million. In addition, whenever we propose to file a registration statement under the Securities Act (other than a registration on Form S-4 or Form S-8), we are required to give notice of such registration to all parties to the registration rights agreement that hold registrable securities. Such notified persons have piggyback registration rights providing them the right to have us include their shares of common stock in any such registration, subject to the provisions of the registration rights agreement. All expenses of such registrations (including both demand and piggyback registrations), other than underwriting discounts and commissions incurred in connection with registrations, filings or qualifications, will be paid by us.
On April 3, 2013, certain of our stockholders, including the Doughty Hanson Funds, Griffith Investment Management Company, LLC (of which Jerome S. Griffith is a Manager) and Michael J. Mardy, sold 11,661,000 shares of our common stock in an underwritten public offering. These shares were registered pursuant to the registration rights agreement. Pursuant to the registration rights agreement, we paid the expenses of the offering, other than underwriting discounts and commissions. These expenses totaled approximately $477,000.
Director Nomination Agreement
In connection with our April 2012 IPO, we entered into a director nomination agreement with Doughty Hanson & Co IV Nominees One Limited, Doughty Hanson & Co IV Nominees Two Limited, Doughty Hanson & Co IV Nominees Three Limited, Doughty Hanson & Co IV Nominees Four Limited and Officers Nominees Limited or, together with their permitted transferees, the Doughty Hanson Funds, that provides for the right of the Doughty Hanson Funds to nominate individuals to our Board of Directors. So long as the Doughty Hanson Funds own 10% or more of our outstanding common stock, the Doughty Hanson Funds will have the right (but not have the obligation) to nominate two individuals to our Board of Directors, and so long as the Doughty Hanson Funds own 3% or more but less than 10% of our outstanding common stock, the Doughty Hanson Funds have the right (but not have the obligation) to nominate one individual to our Board of Directors. Subject to limited exceptions, we will include these nominees in the slate of nominees recommended to our stockholders for election as directors. In the event the Doughty Hanson Funds have nominated less than the total number of designees that the Doughty Hanson Funds are entitled to nominate pursuant to the director nomination agreement, then the Doughty Hanson Funds have the right, at any time, to nominate such additional designee(s) to which it is entitled, in which case, the members of our Board of Directors will take all necessary corporate action to increase the size of our Board as required to enable the Doughty Hanson Funds to so nominate such additional designees and designate such additional designees nominated by the Doughty Hanson Funds to fill such newly created vacancies. As of April 3, 2014, the Doughty Hanson Funds owned 25.2% of our outstanding common stock. On December 5, 2013, Richard P. Hanson, who had been the Doughty Hanson Funds Nominee under the Nomination Agreement, notified us that he was resigning from the Board of Directors effective December 9, 2013. At such time, the Doughty Hanson Funds notified us that they nominated Christopher J. L. Fielding as a Doughty Hanson Funds Nominee under the Nomination Agreement and Mr. Fielding was appointed to the Board effective December 9, 2013.

Policy Concerning Related Person Transactions
Our Board of Directors has adopted a written policy governing the approval of related party transactions that complies with all applicable requirements of the SEC and the NYSE concerning related party transactions. Such policy provides for the review of any transaction, arrangement or relationship in which we are a participant, the amount involved exceeds $120,000 and one of our directors, director nominees, executive officers or beneficial holders of more than 5% of our common stock (or their immediate family members), each of whom we refer to as a “related person,” has a direct or indirect material interest. This policy was adopted in connection with our April 2012 IPO and was not in effect when we entered into the related person transactions described above.
If a related person proposes to enter into such a transaction, arrangement or relationship, which we refer to as a “related person transaction,” the related person must report the proposed related person transaction to the chairperson of our Audit Committee. The policy calls for the proposed related person transaction to be reviewed and, if deemed appropriate, approved by the Audit Committee. In approving or rejecting such proposed transactions, the Audit Committee is required to consider the relevant facts and circumstances available and deemed relevant to the Audit Committee, including the material terms of the transactions, risks, benefits, costs, availability of other comparable services or products and, if applicable, the impact on a director’s independence. Our Audit Committee approves only those transactions that, in light of known circumstances, are in, or are not inconsistent with, our best interests, as our Audit Committee determines in the good faith exercise of its discretion. In the event that any member of our Audit Committee is not a disinterested person with respect to the related person transaction under review, that member will be excluded from the review and approval or rejection of such related person transaction and another director may be designated to join the committee for purposes of such review. Whenever practicable, the reporting, review and approval will occur prior to entering into the transaction. If advance review and approval is not practicable, the Audit Committee will review and may, in its discretion, ratify the related person transaction.
A copy of our Related Party Transactions Policy is available in the Corporate Governance Guidelines which can be found on the Investor Relations page of our website at www.tumi.com. Information on, or accessible through, our website is not part of this proxy statement.

REQUIREMENTS, INCLUDING DEADLINES, FOR SUBMISSION OF PROXY PROPOSALS,
NOMINATION OF DIRECTORS AND OTHER BUSINESS OF STOCKHOLDERS
In order to submit stockholder proposals to be considered for inclusion in the Company’s Proxy Statement, Notice of Internet Availability of Proxy Materials and proxy card for the 2015 annual meeting of stockholders pursuant to SEC Rule 14a-8, materials must be received by the Corporate Secretary at the Company’s principal office in South Plainfield, New Jersey, no later than December 5, 2014.
The proposals must comply with all of the requirements of SEC Rule 14a-8. Proposals should be addressed to: Corporate Secretary, Tumi Holdings, Inc., 1001 Durham Avenue, South Plainfield, NJ 07080. As the rules of the SEC make clear, simply submitting a proposal does not guarantee its inclusion.
The Company’s Amended and Restated By-Laws also establish an advance notice procedure with regard to director nominations and stockholder proposals that are not submitted for inclusion in the Proxy Statement, but that a stockholder instead wishes to present directly at an annual meeting. To be properly brought before the 2015 annual meeting of stockholders, a notice of the nomination or the matter the stockholder wishes to present at the meeting must be delivered to the Corporate Secretary at the Company’s principal office in South Plainfield, New Jersey (see above), not less than 90 or more than 120 days prior to the first anniversary of the date of this year’s Annual Meeting. As a result, any notice given by or on behalf of a stockholder pursuant to these provisions of the Company’s Amended and Restated By-Laws (and not pursuant to Exchange Act Rule 14a-8) must be received no earlier than January 16, 2015, and no later than February 15, 2015. All director nominations and stockholder proposals must comply with the requirements of the Company’s Amended and Restated By-Laws, a copy of which may be obtained at no cost from the Corporate Secretary of the Company.
Other than the proposals described in this Proxy Statement, the Company does not expect any matters to be presented for a vote at the Annual Meeting. If you grant a proxy, the persons named as proxy holders on the proxy card will have the discretion to vote your shares on any additional matters properly presented for a vote at the Annual Meeting. If, for any unforeseen reason, any one or more of the Company’s nominees is not available as a candidate for director, the persons named as proxy holders will vote your proxy for such other candidate or candidates as may be nominated by the Board of Directors.
The chairman of the meeting may refuse to allow the transaction of any business not presented beforehand or to acknowledge the nomination of any person not made in compliance with the foregoing procedures.

VOTE BY INTERNET - www.proxyvote.com

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ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS
Tumi Holdings, Inc. 1001 Durham Ave. South Plainfield, NJ 07080
If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

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VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:
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	For All	Withhold All	For All Except	To withhold authority to vote for any individual nominee (s), mark “For All Except” and write the number(s) of the nominee(s) in the box provided to the right.

The Board of Directors recommends a vote FOR the following :	☐	☐	☐
1. Election of directors: Nominees
01 Joseph R. Gromek	02 Michael J. Mardy

The Board of Directors recommends you vote FOR the following proposal:					For	Against	Abstain
2. To approve, on an advisory basis, the compensation of the Company’s named executive officers.					☐	☐	☐

The Board of Directors recommends you vote 1 YEAR on the following proposal:				1 year	2 years	3 years	Abstain
3. Advisory vote on frequency of holding an advisory vote on executive compensation.				☐	☐	☐	☐

The Board of Directors recommends you vote FOR the following proposal:					For	Against	Abstain
4. Ratification of the appointment of Grant Thornton LLP as the Company’s independent registered public accounting firm for fiscal year 2014.					☐	☐	☐

NOTE: In their discretion, the proxies are authorized to vote on such other business as may properly come before the meeting or any adjournment(s) or postponement(s) thereof.

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name, by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]	Date			Signature (Joint Owners)		Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Notice & Proxy Statement, Annual Report is/are available at www.proxyvote.com .

TUMI HOLDINGS, INC Annual Meeting of Stockholders Friday, May 16, 2014 9:00 a.m. The Offices of Skadden, Arps, Slate, Meagher & Flom LLP Four Times Square New York, NY 10036

This proxy is solicited by the Board of Directors for use at the Annual Meeting of Stockholders on May 16, 2014.

The shares of stock you hold in your account or in a dividend reinvestment account will be voted as you specify on the reverse side.

If no choice is specified, this proxy will be voted as the Board of Directors recommends.

By signing this proxy, you revoke all prior proxies and appoint Jerome S. Griffith, Michael J. Mardy and Peter L. Gray, and each of them with full power of substitution, to vote all shares of common stock of Tumi Holdings, Inc. held of record by you as of the close of business on March 21, 2014 for the matters shown on the reverse side and any other matters which may come before the Annual Meeting of Stockholders and any adjournment(s) and postponement(s) thereof.

Continued and to be signed on reverse side